Exhibit 10.2

[EXECUTION COPY]

CREDIT

AGREEMENT

by and among

SITEL CORPORATION

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

ABLECO FINANCE LLC

as the Arranger, Administrative Agent
and Collateral Agent

Dated as of August 19, 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION

	1.1.	Definitions
	1.2.	Accounting Terms
	1.3.	Code
	1.4.	Construction
	1.5.	Schedules and Exhibits

2.	LOAN AND TERMS OF PAYMENT

	2.1.	Term Loan B
	2.2.	Borrowing Procedures
	2.3.	Protective Advances
	2.4.	Payments
	2.5.	[Intentionally Omitted]
	2.6.	Interest Rates: Rates, Payments, and Calculations
	2.7.	Cash Management
	2.8.	Crediting Payments; Clearance Charge
	2.9.	Designated Account
	2.10.	Maintenance of Loan Accounts; Statements of Obligations
	2.11.	Fees
	2.12.	[Intentionally Omitted]
	2.13.	LIBOR Option
	2.14.	Capital Requirements
	2.15.	Joint and Several Liability of Borrowers
	2.16.	Registration of Notes
	2.17.	Securitization

3.	CONDITIONS; TERM OF AGREEMENT

	3.1.	Conditions Precedent to Effectiveness
	3.2.	Conditions Precedent to Extension of Term Loan B
	3.3.	Term
	3.4.	Effect of Termination
	3.5.	Early Termination by Borrowers

4.	REPRESENTATIONS AND WARRANTIES

	4.1.	No Encumbrances
	4.2.	[Intentionally Omitted]
	4.3.	[Intentionally Omitted]
	4.4.	Equipment
	4.5.	Location of Inventory and Equipment
	4.6.	Inventory Records
	4.7.	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims

	4.8.	Due Organization and Qualification; Subsidiaries
	4.9.	Due Authorization; No Conflict
	4.10.	Litigation
	4.11.	No Material Adverse Change
	4.12.	Fraudulent Transfer
	4.13.	Employee Benefits. None of Loan Parties, WFF Foreign Loan Parties, the Significant Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan
	4.14.	Environmental Condition
	4.15.	Intellectual Property
	4.16.	Leases
	4.17.	Deposit Accounts and Securities Accounts
	4.18.	Complete Disclosure
	4.19.	Indebtedness
	4.20.	WFF Loan Documents

5.	AFFIRMATIVE COVENANTS

	5.1.	Accounting System
	5.2.	Collateral Reporting
	5.3.	Financial Statements, Reports, Certificates
	5.4.	Inspection
	5.5.	Maintenance of Properties
	5.6.	Taxes
	5.7.	Insurance
	5.8.	Location of Inventory and Equipment
	5.9.	Compliance with Laws
	5.10.	Leases
	5.11.	Existence
	5.12.	Environmental
	5.13.	Disclosure Updates
	5.14.	Control Agreements
	5.15.	Formation of Subsidiaries; Further Assurances
	5.16.	WFF Loan Documents

6.	NEGATIVE COVENANTS

	6.1.	Indebtedness
	6.2.	Liens
	6.3.	Restrictions on Fundamental Changes
	6.4.	Disposal of Assets
	6.5.	Change Name
	6.6.	Nature of Business
	6.7.	Prepayments and Amendments
	6.8.	Change of Control
	6.9.	[Intentionally Omitted]

	6.10.	Distributions
	6.11.	Accounting Methods
	6.12.	Investments
	6.13.	Transactions with Affiliates
	6.14.	Use of Proceeds
	6.15.	SITEL Mexico Holdings LLC and SITMEX-USA, LLC
	6.16.	Non-Loan Party Subsidiaries; Immaterial Subsidiaries
	6.17.	Financial Covenants
	6.18.	Negative Covenant Application

7.	EVENTS OF DEFAULT

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES

	8.1.	Rights and Remedies
	8.2.	Remedies Cumulative

9.	TAXES AND EXPENSES

10.	WAIVERS; INDEMNIFICATION

	10.1.	Demand; Protest; etc.
	10.2.	The Lender Group’s Liability for Collateral
	10.3.	Indemnification

11.	NOTICES

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

	13.1.	Assignments and Participations
	13.2.	Successors

14.	AMENDMENTS; WAIVERS

	14.1.	Amendments and Waivers
	14.2.	Replacement of Holdout Lender
	14.3.	No Waivers; Cumulative Remedies

15.	AGENT; THE LENDER GROUP

	15.1.	Appointment and Authorization of Agent
	15.2.	Delegation of Duties
	15.3.	Liability of Agent
	15.4.	Reliance by Agent
	15.5.	Notice of Default or Event of Default
	15.6.	Credit Decision
	15.7.	Costs and Expenses; Indemnification
	15.8.	Agent in Individual Capacity
	15.9.	Successor Agent
	15.10.	Lender in Individual Capacity

	15.11.	Withholding Taxes
	15.12.	Collateral Matters
	15.13.	Restrictions on Actions by Lenders; Sharing of Payments
	15.14.	Agency for Perfection
	15.15.	Payments by Agent to the Lenders
	15.16.	Concerning the Collateral and Related Loan Documents
	15.17.	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
	15.18.	Several Obligations; No Liability

16.	GENERAL PROVISIONS

	16.1.	Intentionally Omitted
	16.2.	Effectiveness
	16.3.	Section Headings
	16.4.	Interpretation
	16.5.	Severability of Provisions
	16.6.	Counterparts; Electronic Execution
	16.7.	Revival and Reinstatement of Obligations
	16.8.	Confidentiality
	16.9.	Integration
	16.10.	Parent as Administrative Agent for Borrowers

v

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit U-1	Form of Security Agreement

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule I-1	Immaterial Subsidiaries
Schedule N-1	Non-Loan Party Subsidiaries
Schedule P-1	Permitted Liens
Schedule R-1	Real Property
Schedule S-1	Significant Subsidiaries
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Borrowers
Schedule 4.8(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.10	Litigation
Schedule 4.14	Environmental Matters
Schedule 4.15	Intellectual Property
Schedule 4.17	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates
Schedule 6.12	Investments
Schedule 6.13	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of August 19, 2005 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and ABLECO FINANCE LLC, a Delaware limited liability company, as the arranger, administrative agent for the Lenders and collateral agent for the Lender Group (in such capacities, together with its successors and assigns in such capacities, the “Agent”), and SITEL CORPORATION, a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof and that from time to time become parties to this Agreement (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, as the “Borrowers”).

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1.                            Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.                            Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or financial requirement set forth in any Loan Document and the Administrative Borrower notifies the Agent that the Administrative Borrower requests an amendment of such provision to eliminate the effect of such change occurring after the date hereof in GAAP or the application thereof (or if the Agent notifies the Administrative Borrower that the Required Lenders request an amendment of any provision for such purpose), regardless of whether such notice is given before or after such change, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect and as applied prior to such change therein and (ii) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3.                            Code.

Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.                            Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the satisfaction or payment or repayment in full of the Obligations shall mean the payment or repayment in full in cash (or collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5.                            Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1.                            Term Loan B.

(a)          Subject to the terms and conditions of Section 3.2 of this Agreement and the prior or contemporaneous funding of the WFF Term Loan A, within 35 days following the Closing Date each Lender agrees (severally, not jointly or jointly and severally) to make in one draw term loans (collectively, the “Term Loan B”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan B Amount.

Except as provided in Section 2.4(c) hereof and except in connection with the repayment of all of the Obligations and the termination of this Agreement, the Borrowers may, at any time and from time to time, upon at least 5 Business Days’ prior written notice to Agent, prepay the principal amount of the Term Loan B in whole or in part (each an “Optional Prepayment”); provided that (i) any such partial prepayment shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000 and (ii) prior to the Optional Prepayment of all of the Term Loan B, the Administrative Borrower shall furnish evidence to the Agent, in form and substance reasonably satisfactory to the Agent, that such Optional Prepayment is not prohibited under the WFF Credit Agreement.  The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan B shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.  All amounts outstanding under the Term Loan B shall constitute Obligations.

(b)         Once any portion of the Term Loan B has been paid or prepaid, it may not be reborrowed.

(c)          Amounts borrowed pursuant to this Section 2.2 shall be denominated in Dollars.

2.2.                            Borrowing Procedures.

(a)          Procedure for Borrowing.  The Borrowing of the Term Loan B shall be made by an irrevocable written request by an Authorized Person delivered to Agent.  Unless Administrative Borrower elects such Borrowing to be a LIBOR Rate Loan pursuant to Section 2.13(b), such notice must be received by Agent no later than 1:00 p.m. (New York time) on the Business Day prior to the requested Funding Date specifying the requested Funding Date, which shall be a Business Day; provided, however, that if Administrative Borrower requests that such Borrowing be a LIBOR Rate Loan, such notice must be received by Agent no later than 2:00 p.m. (New York time) at least 3 Business Days prior to the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)         Making of Loans.

(i)                                     Promptly after receipt of a request for the Borrowing pursuant to Section 2.2(a), Agent shall notify the Lenders, not later than 4:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date by telecopy, telephone or other similar form of transmission, of the requested Borrowing (provided, that notice of a requested LIBOR Rate Loan shall be provided as set forth in Section 2.13(b)).  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds to the Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of the Term Loan B, Agent shall promptly make the proceeds thereof available to the Administrative Borrower, for the benefit of the Borrowers, on the Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, the Term Loan B if Agent shall have actual knowledge that one or more of the applicable conditions set forth in Section 3.1 or 3.2 are required to, but will not, be satisfied on the Funding Date unless such condition has been waived.

(ii)                                  Unless Agent receives notice from a Lender prior to 12:00 noon (New York time) on the date of the Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of the Borrowers the amount of that Lender’s Pro Rata Share of the Term Loan B, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and the Agent may (but shall not be required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following the Funding Date make such amount available to the Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s portion of the Term Loan B on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of the Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Term Loan B.  The failure of any Lender to make its portion of the Term Loan B on the Funding Date will not relieve any other Lender of any obligation hereunder to make its portion of the Term Loan B on the Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the portion of the Term Loan B to be made by such Lender on the Funding Date.

2.3.                            Protective Advances.

(a)          Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, after the occurrence and during the continuance of a Default or an Event of Default, to make advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the

Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the advances described in this Section 2.3(a) shall be referred to as “Protective Advances”).

(b)         All payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations and bear interest at the rate applicable from time to time to Base Rate Loans.  The provisions of this Section 2.3 are for the exclusive benefit of the Agent and the Lenders and are not intended to benefit any Borrower in any way.

(c)          Lenders’ Failure to Perform.  The Term Loan B shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make the Term Loan B (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.                            Payments.

(a)          Payments by Borrowers.  Except as otherwise expressly provided herein, all payments by Borrowers shall be made to the Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein.  Any payment received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.  If any payment hereunder becomes due and payable on a day other than a Business Day, except to the extent the amount thereof is charged to the Loan Account pursuant to the terms of this Agreement on or as of such due date, the due date of such payment shall be extended to the next succeeding Business Day.

(b)         Apportionment and Application.

(i)                                     Except as otherwise provided in the Loan Documents, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for the Agent’s separate account, after giving effect to any agreements between the Agent and individual Lenders) shall be apportioned ratably among the Lenders.  Except as otherwise specifically provided in paragraph (b)(iii) below or Section 2.4(c) or (d), all proceeds of Collateral and payments by any Loan Party received by Agent shall be applied, subject to the Intercreditor Agreement, in the order of payment set forth below.

Except as set forth above and subject to the terms of the Intercreditor Agreement, all proceeds of Collateral owned by any Loan Party and payments by any Loan Party shall be applied in the following order of payment:

(1)                                  first, ratably to pay any Lender Group Expenses payable by the Loan Parties then due to Agent or any of the Lenders under the Loan Documents, until paid in full,

(2)                                  second, ratably to pay any fees or premiums payable by Loan Parties then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full,

(3)                                  third, to pay interest due in respect of all Protective Advances until paid in full,

(4)                                  fourth,  ratably to pay interest due in respect of the Term Loan B until paid in full,

(5)                                  fifth, to pay the principal of all Protective Advances until paid in full,

(6)                                  sixth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) with respect to the Term Loan B until paid in full,

(7)                                  seventh, if an Event of Default has occurred and is continuing, to pay the outstanding principal balance of Term Loan B until Term Loan B is paid in full,

(8)                                  eighth, if an Event of Default has occurred and is continuing, to pay any other Obligations, and

(9)                                  ninth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under Applicable Law.

(ii)                                  The Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iii)                               In each instance, so long as no Event of Default has occurred and is continuing, the order of payment provisions of this Section 2.4(b) shall not apply to any payment made by any Loan Party to Agent and specified by such Loan Party to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c)          Mandatory Prepayments.

(i)                                     Within 5 days after delivery to Agent of the audited annual financial statements pursuant to Section 5.3 with respect to any fiscal year, commencing with the delivery to Agent of the financial statements for the fiscal year ended December 31, 2005 or, if such financial statements are not delivered to Agent on or prior to the date such statements are required to be delivered pursuant to Section 5.3, 5 days after the date such statements are required to be delivered to Agent pursuant to Section 5.3, Borrowers shall (unless the obligation to make such payment of the Term Loan B is waived in writing by the Required Lenders, or the obligation to make such payment of the WFF Term Loan A is waived under the WFF Credit Agreement, in each case, prior to the date on which such payment is required to be made) prepay the outstanding principal of the WFF Term Loan A and the Term Loan B in an aggregate amount equal to 50% of the Excess Cash Flow of Administrative Borrower and its Subsidiaries for such fiscal year (or with respect to the fiscal year ended December 31, 2005, for the period commencing on August 1, 2005 and ending on the last day of such fiscal year), such prepayment to be applied to the outstanding WFF Term Loan A and Term Loan B in accordance with clause (d)(i) below.

(ii)                                  Within three Business Days following the consummation of any voluntary or involuntary sale or disposition by any Loan Party of property or assets (other than sales or dispositions described in clauses (b), (c), (d), (f), (g), (i), (j), (k), (l), or (n) of the definition of “Permitted Dispositions”), Borrowers shall (unless the obligation to make such payment of the Obligations is waived in writing by the Required Lenders, or the obligation to make such payment of the WFF Obligations is waived under the WFF Credit Agreement, in each case, prior to the date on which such payment is required to be made) prepay the outstanding principal of the Obligations and the WFF Obligations in accordance with clause (d)(ii) below in an aggregate amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sale or disposition but only to the extent that the Dollar Equivalent of the aggregate amount of Net Cash Proceeds received by the Loan Parties (and not applied as a prepayment of the Obligations or the WFF Obligations) for all such sales or dispositions shall exceed $1,000,000 in any fiscal year.  Nothing contained in this subclause (ii) shall permit any Loan Party to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(iii)                               Within three Business Days following the receipt by any Loan Party of any Extraordinary Receipts, Borrowers shall (unless the obligation to make such payment of the Obligations is waived in writing by the Required Lenders, or the obligation to make such payment of the WFF Obligations is waived under the WFF Credit Agreement, in each case, prior to the date on which such payment is required to be made) prepay the outstanding principal of the Obligations and WFF Obligations in accordance with clause (d)(ii) below in an aggregate amount equal to 100% of such Extraordinary Receipts, net of any amounts payable by such Person as a result of such event and of any taxes, fees payable to Persons that are not Affiliates of any Loan Party or reasonable expenses incurred in collecting such Extraordinary Receipts, but only to the extent that the Dollar Equivalent of the aggregate amount of such net Extraordinary Receipts received by the Loan Parties (and not applied as a prepayment of the principal of the Obligations or the WFF Obligations) for any single or related series of Extraordinary Receipts shall exceed $75,000 or for all such Extraordinary Receipts shall exceed $750,000 in any fiscal year.

(iv)                              Within three Business Days following the sale, issuance or incurrence by any Loan Party of any Stock or Indebtedness (other than (i) Indebtedness permitted under Section 6.1, (ii) Stock issued by any Loan Party on or before the Closing Date, (iii) Stock issued pursuant to a stock or option plan to any officer, independent contractor in a manner consistent with historical practices, employee or director of Administrative Borrower or any of its Subsidiaries, (iv) Stock issued upon exercise of any Stock referred to in clause (iii), and (v) Stock issued to any Loan Party or WFF Foreign Loan Party), Borrowers shall (unless the obligation to make such payment of the Obligations is waived in writing by the Required Lenders, or the obligation to make such payment of the WFF Obligations is waived under the WFF Credit Agreement, in each case, prior to the date on which such payment is required to be made) prepay the outstanding principal of the Obligations and the WFF Obligations in accordance with clause (d)(iii) in an aggregate amount equal to (A) 50% of the Net Cash Proceeds received by such Loan Party in connection with such sale, issuance, or incurrence until the aggregate amount of Net Cash Proceeds received by Loan Parties in connection with all such sales, issuances, and incurrences after the Closing Date is greater than $5,000,000 and (B) 100% of the Net Cash Proceeds received by such Loan Party in connection with such sale, issuance, or incurrence after the aggregate amount of Net Cash Proceeds received by Loan Parties in connection with all such sales, issuances, and incurrences after the Closing Date is greater than $5,000,000.

(v)                                 In the event (A) the sum of the WFF Revolver Usage (after giving effect to any repayment or prepayment of the WFF Advances made on or prior to the applicable date of determination but excluding the WFF Letter of Credit Usage cash collateralized in an amount up to 105% of such WFF Letter of Credit Usage) and the outstanding principal balance of the WFF Term Loan A and the Term Loan B at any time exceeds 2.75 times the amount of EBITDA for the most recently ended 12 month period or (B) the sum of the WFF Revolver Usage (after giving effect to any repayment or prepayment of the WFF Advances made on or prior to the applicable date of determination but excluding the WFF Letter of Credit Usage cash collateralized in an amount up to 105% of such WFF Letter of Credit Usage), the outstanding principal balance of the WFF Term Loan A and the Term Loan B and the aggregate principal amount of all other Indebtedness (other than cash collateralized letters of credit) of Parent and its Subsidiaries outstanding as of such date in the amount that would be reflected as debt on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP at any time exceeds 3.0 times the amount of EBITDA for the most recently ended 12 month period, then Borrowers (unless the obligation to make such payment of the Obligations is waived in writing by the Required Lenders, or the obligation to make such payment of the WFF Obligations is waived under the WFF Credit Agreement, in each case, prior to the date on which such payment is required to be made) shall prepay the outstanding Obligations and WFF Obligations in accordance with clause (d)(iv) below in an aggregate amount equal to the greater of the excess resulting from Clause (A) above or the excess resulting from Clause (B) above.

(d)         Application of Payments.

(i)                                     Each prepayment pursuant to subclause (c)(i) above (Excess Cash Flow) shall first, unless the prepayment requirement shall have been waived thereunder, be paid to the Senior Administrative Agent for application to the outstanding principal amount of WFF Term Loan A, until paid in full, and second, be applied to the outstanding principal amount of the Term Loan B, until paid in full; provided, that if an Event of Default shall have occurred and be continuing, any payment to be paid to Agent for application to the outstanding principal amount of the Term Loan B shall, at Agent’s option, be applied in the manner set forth in Section 2.4(b)(i).

(ii)                                  Each prepayment pursuant to subclauses (c)(ii) above (Sales and Dispositions) and (c)(iii) above (Extraordinary Receipts), shall be applied as follows:

(1)                                  if the proceeds are from any sale or disposition of any Accounts of a Loan Party or otherwise constitute proceeds of Accounts of a Loan Party, such proceeds shall be applied, first, to the outstanding principal amount of the WFF US Advances, until paid in full, second, to cash collateralize the WFF US Letters of Credit in an amount equal to 105% at the then extant WFF US Letter of Credit Usage, until cash collateralized in full, third, to the outstanding principal amount of WFF Term Loan A, until paid in full, unless, in the cases of clauses first, second and third, the prepayment requirement shall have been waived under the WFF Loan Documents, and fourth, to the outstanding principal amount of the Term Loan B, until paid in full; provided, that, none of such proceeds shall be applied to cash collateralize the WFF US Letters of Credit pursuant to clause second above to the extent WFF US Availability, after giving effect to such sale or disposition, would be greater than $0 notwithstanding the failure to cash collateralize such WFF US Letters of Credit.

(2)                                  subject to clause (3) below, if the proceeds are from the sale or disposition of any other assets of a Loan Party not described in clause (1) above or any insurance policy or condemnation award of a Loan Party, such proceeds shall be, first, unless the prepayment requirement shall have been waived under the WFF Loan Documents, paid to the Senior Administrative Agent for application to the outstanding principal amount of WFF Term Loan A, until paid in full, and second, applied to the outstanding principal amount of the Term Loan B, until paid in full.   Notwithstanding the foregoing, except during the continuance of an Event of Default, such proceeds shall not be required to be so applied to the extent that such proceeds are used to replace, repair, or restore the properties or assets in respect of which such proceeds were paid or are used to acquire equipment or other tangible fixed assets to be used in the business of the Loan Parties if (i) the amount of proceeds received in respect of such sales, dispositions, insurance policies, condemnation awards, or Extraordinary Receipts, that are used to replace, repair, or restore the properties or assets in respect of which such proceeds were paid or are used to acquire equipment or other tangible fixed assets are less than $2,000,000 in the aggregate during any 12 consecutive month period, (ii) Administrative Borrower delivers a certificate to Agent within 10 days after such sale or loss, destruction, or taking or Extraordinary Receipts event, stating that such proceeds shall be used to replace, repair, or restore such properties or assets or will be used to acquire equipment or other tangible fixed assets to be used in the business of the Loan Parties within a period specified in such certificate not to exceed the earlier of (x) 180 days after the receipt of such proceeds, and (y) the Maturity Date (which certificate shall set forth estimates of the proceeds to be so expended), and (iii) such proceeds are immediately deposited in a Deposit Account subject to a Control Agreement in favor of Agent or Senior Administrative Agent.  If all or any portion of such proceeds not so applied to the prepayment of the Obligations or the WFF Obligations in accordance with this clause (2) are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Obligations and the WFF Obligations in accordance with this clause (2) on the last day of such specified period; and

(3)                                  if the proceeds are from a sale or disposition of all or substantially all of the assets or Stock of any Person or any insurance, which sale, disposition, or proceeds of insurance includes both Accounts and other assets of a Loan Party, such proceeds shall be applied as follows:  (x) an amount equal to the net book value of such

Accounts of Loan Parties (determined at the time of such sale or disposition or event resulting in such insurance proceeds) shall be applied first, to the outstanding principal amount of the WFF US Advances, until paid in full, second, to cash collateralize the WFF US Letters of Credit in an amount equal to 105% at the then extant WFF US Letter of Credit Usage, until collateralized in full, third, to the outstanding principal balance of WFF Term Loan A, until paid in full, unless, in the cases of clauses first, second and third, the prepayment requirement shall have been waived under the WFF Loan Documents, and fourth, to the outstanding principal amount of the Term Loan B, until paid in full; provided, that, none of such proceeds shall be applied to cash collateralize the WFF US Letters of Credit pursuant to clause second above to the extent WFF US Availability, after giving effect to such sale, disposition or casualty, would be greater than $0 notwithstanding the failure to cash collateralize such WFF US Letters of Credit, and (y) the remaining proceeds shall be first, unless such prepayment requirement shall have been waived under the WFF Loan Documents, paid to the Senior Administrative Agent for application to the outstanding principal amount of WFF Term Loan A, until paid in full and second, applied to the outstanding principal amount of the Term Loan B, until paid in full; and

(4)                                  subject to clauses (1), (2) and (3) above, any other prepayment pursuant to subclauses (c)(ii) and (iii) above shall, be, first, unless such prepayment requirement shall have been waived under the WFF Loan Documents, paid to the Senior Administrative Agent for application to the outstanding principal amount of WFF Term Loan A, until paid in full, and second, applied to the outstanding principal amount of the Term Loan B, until paid in full; and

(5)                                  if an Event of Default shall have occurred and be continuing, any payment to the outstanding principal amount of the Term Loan B shall, at Agent’s option, be applied in the manner set forth in Section 2.4(b)(i).

(iii)                               Each prepayment pursuant to subclause (c)(iv) above (Issuance of Stock or incurrence of Indebtedness) shall be first, unless such prepayment requirement shall have been waived under the WFF Loan Documents, paid to the Senior Administrative Agent for application to the outstanding principal amount of WFF Term Loan A, until paid in full, and second, applied to the outstanding principal amount of the Term Loan B, until paid in full; provided, that if an Event of Default shall have occurred and be continuing, any payment to the outstanding principal amount of the Term Loan B shall, at Agent’s option, be applied in the manner set forth in Section 2.4(b)(i).

(iv)                              Each prepayment pursuant to subclause (c)(v) (Leverage) above shall be applied, first, to outstanding principal amount of the WFF US Advances, second, to cash collateralize the WFF US Letters of Credit in an amount equal to 105% at the then extant WFF US Letter of Credit Usage, until cash collateralized in full, third, to the outstanding principal balance of WFF Term Loan A, until paid in full, unless, in the cases of clauses first, second and third, the prepayment requirement shall have been waived under the WFF Loan Documents, and fourth, to the outstanding principal amount of the Term Loan B, until paid in full; provided, that if an Event of Default shall have occurred and be continuing, any payment to the outstanding principal amount of the Term Loan B shall, at Agent’s option, be applied in the manner set forth in Section 2.4(b)(i).  With respect to any prepayment required under Section 2.4(c)(v), the Borrowers shall cause the Senior Administrative Agent to establish and maintain a reserve against the WFF US Borrowing Base and the WFF Maximum Revolver Amount in an amount equal to such prepayment applied to the principal amount of the WFF Advances (the “Leverage Reserve”).  The Borrowers shall cause the Senior Administrative Agent to maintain the Leverage Reserve until such time as no Event of Default exists under the WFF Credit Agreement and (A) the sum of the WFF Revolver Usage (excluding the WFF Letter of Credit Usage cash collateralized in an amount up to 105% of such WFF Letter of Credit Usage) and the outstanding principal balance of WFF Term Loan A and the Term Loan B and the Leverage Reserve is less than 2.75 times the amount of EBITDA for the most recently ended 12 month period and (B) the sum of the WFF Revolver Usage (excluding the WFF Letter of Credit Usage cash collateralized in an amount up to 105% of such WFF Letter of Credit Usage), the outstanding principal balance of the WFF Term Loan A, the Term Loan B, the Leverage Reserve and the aggregate principal amount of all other Indebtedness (other than cash collateralized letters of credit)  of Parent and its Subsidiaries outstanding as of such date in the amount that would be reflected as debt on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP is less than 3.0 times the amount of EBITDA for the most recently ended 12 month period.

(v)                                 Notwithstanding anything to the contrary contained in this Section 2.4(d), if the Dollar Equivalent of WFF Excess Availability would be less than or equal to $25,000,000 (or, at any time after the WFF Term Loan A has been repaid in full, $20,000,000) immediately after giving effect to any prepayment that is required to be applied to the Obligations pursuant to any provision of this Section 2.4(d), no such prepayment shall be applied to the Obligations, (x) so long as the Senior Administrative Agent applies such amounts to the payment of the WFF US Advances and, concurrently with such payment of the WFF US Advances, a corresponding reserve is established and maintained against the WFF US Borrowing Base and the WFF Maximum US Revolver Amount in an amount equal to the amount that would have otherwise been required to be applied by Borrowers to the Obligations, and (y) the amount that was applied to the WFF US Advances pursuant to subclause (x) shall be applied to the outstanding principal amount of the Term Loan B, and the corresponding reserve against the WFF US Borrowing Base and the WFF Maximum US Revolver Amount shall be released, once either (A) the Dollar Equivalent of WFF Excess Availability would be greater than $25,000,000 (or, at any time after the WFF Term Loan A has been repaid in full, $20,000,000) immediately after giving effect to such prepayment of the Term Loan B so long as no Event of Default under the WFF Credit Agreement then exists, (B) the Senior Administrative Agent fails to establish and maintain such reserve against the WFF US Borrowing Base and the WFF Maximum Revolver Amount or (C) the Senior Administrative Agent releases such reserve against the WFF US Borrowing Base and the WFF Maximum Revolver Amount without the Agent’s consent.

2.5.                            [Intentionally Omitted]

2.6.                            Interest Rates:  Rates, Payments, and Calculations.

(a)          Interest Rates.  Except as provided in clause (b) below, all Obligations whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is a portion of the Term Loan B that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a portion of the Term Loan B that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin, and (iii) otherwise, with respect to other amounts corresponding to principal, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 9.5%.  To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

(b)         Default Rate.  Upon the occurrence and during the continuation of an Event of Default, at the election of Agent or the Required Lenders, all Obligations whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 200 basis points above the per annum rate otherwise applicable hereunder.

(c)          Payment.  Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest and all fees payable hereunder shall be due and payable, in arrears, on the first Business Day of each month at any time that Obligations are outstanding.  Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to the Loan Account, which amounts thereafter shall constitute Obligations hereunder and shall accrue interest at the rate then applicable to such Obligations hereunder.  To the extent permitted by law, any interest with respect to Obligations that is not paid when due shall be compounded by being charged to the Borrowers’ Loan Account and shall thereafter constitute Obligations hereunder and shall accrue interest at the rate then applicable to such Obligations hereunder.

(d)         Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e)          Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any fees, charges, costs and payments construed to be equivalent to interest and any other amounts paid in connection herewith, exceed the highest rate permissible under any Law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by Law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.                            Cash Management.

(a)          Borrowers shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) as amended or modified from time to time pursuant to clause (c) below (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors forward payment of the amounts owed by them directly to such Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections from Account Debtors (including those sent directly by their Account Debtors to Borrowers) into a bank account (a “Cash Management Account”) at one of the Cash Management Banks.

(b)         Each Cash Management Bank shall establish and maintain Cash Management Agreements, in form and substance reasonably acceptable to Agent.  Unless the Agent otherwise agrees, each such Cash Management Agreement shall provide, among other things, that, subject to the terms of the Cash Management Agreements, (i) at any time after notice from Agent and prior to the rescinding of such notice, the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrowers, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) at any time after notice from Agent and prior to the rescinding of such notice, it will forward by daily sweep all amounts in the applicable Cash Management Account to the applicable Agent’s Account.  Agent agrees that at any time prior to the occurrence of a Cash Management Triggering Event and at any time after the occurrence of a subsequent Cash Management Reinstatement Event (to the extent no subsequent Cash Management Triggering Event has occurred), Agent shall, subject to the terms of the Cash Management Agreements, instruct the Cash Management Banks to direct the funds in the Cash Management Accounts to such Deposit Accounts of Borrowers as Agent is directed by Administrative Borrower.  After the occurrence of a Cash Management Reinstatement Event, Agent further agrees to promptly notify (to the extent Agent’s notice is required pursuant to the relevant Cash Management Agreement) each Cash Management Bank of the occurrence of such Cash Management Reinstatement Event and that such Cash Management Bank may resume directing the funds in the Cash Management Accounts to such Deposit Accounts of Borrowers as directed by Administrative Borrower.

(c)          So long as no Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Borrower and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement.  Subject to the terms of the Cash Management Agreements, Borrowers shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from Agent (or such longer period as Administrative Borrower and Agent may agree) that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 90 days of notice from Agent (or such longer period as Administrative Borrower and Agent may agree) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)         The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8.                            Crediting Payments; Clearance Charge.

The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then the Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. (New York time).  If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9.                            Designated Account.

Agent is authorized to make the Term Loan B based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(c).  Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loan B hereunder.

2.10.                     Maintenance of Loan Accounts; Statements of Obligations.

Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan B and any Protective Advances made by Agent to Borrowers or for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank of any Borrower.  Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11.                     Fees.

Borrowers shall pay to the Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12.                     [Intentionally Omitted].

2.13.                     LIBOR Option.

(a)          Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Term Loan B be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than one (1) month in duration, interest shall be payable at one (1) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that the Term Loan B bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)         LIBOR Election.

(i)                                     Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying the Agent prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Term Loan B and an Interest Period pursuant to this Section shall be made by delivery to the Agent of a LIBOR Notice received by the Agent before the LIBOR Deadline, or by telephonic notice received by the Agent before the LIBOR Deadline (to be confirmed by delivery to the Agent of a LIBOR Notice received by the Agent prior to 5:00 p.m. (New York time) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, Borrowers shall jointly and severally indemnify, defend, and hold the Agent and the Lenders harmless against any loss, cost, or expense incurred by the Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow (other than solely as a result of the failure of Agent or a Lender to make the Term Loan B required to be made pursuant to the terms hereof), convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to the Agent or any Lender, be deemed to equal the amount determined by the Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of the Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that the Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii)                               Borrowers shall have not more than four (4) LIBOR Rate Loans in effect at any given time.  With respect to LIBOR Rate Loans, Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of a principal amount of at least $1,000,000 and integral multiples of a principal amount of $500,000 in excess thereof.

(c)          Prepayments.  Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by the Agent of proceeds of Loan Parties’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold the Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d)         Special Provisions Applicable to LIBOR Rate.

(i)                                     The applicable LIBOR Rate may be adjusted by the Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except for (A) changes of general applicability in corporate income tax laws or changes in tax laws with respect to franchise taxes imposed in lieu of income taxes and (B) changes in tax laws with respect to any Taxes required to be withheld or deducted by Borrowers, which shall be addressed in Section 15.11) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the applicable LIBOR Rate.  In any such event, the affected Lender shall give Administrative Borrower and the Agent notice of such a determination and adjustment and the Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).  Notwithstanding anything to the contrary herein, no such adjustment of the applicable LIBOR Rate shall be effective in respect of any additional or increased costs incurred prior to the Administrative Borrower’s receipt of the notice referred to below, if the event giving rise to such additional or increased costs occurred more than 180 days before the relevant Lender’s notice of such event and the related adjustment is received by the Administrative Borrower.

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Agent and Administrative Borrower and the Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.  Each Lender agrees to use reasonable efforts to designate a different Lending Office if such designation will avoid the need for such notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(e)          No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither the Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the applicable LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the applicable LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14.                     Capital Requirements.

If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and the Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Notwithstanding anything to the contrary in this Section 2.14, no Borrower will be required to compensate any Lender pursuant to this Section 2.14 for any reduction incurred more than 180 days before such Lender notified Administrative Borrower of the change in law (or other circumstance) giving rise to such reduction and of its claim to compensation therefore.

2.15.                     Joint and Several Liability of Borrowers.

(a)          Each Borrower is accepting joint and several liability with respect to the Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower hereby further irrevocably and unconditionally guaranties as and for its own debt, until final payment in full thereof has been made, (a) the payment of the Obligations, when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, or otherwise; it being the intent of each Borrower that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection; and (b) the punctual and faithful performance, keeping, observance, and fulfillment by each Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in this Agreement and under each of the other Loan Documents.

(b)         Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)          If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)         The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)          Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advances,

notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Agent or any Lender; it being understood that other Persons may also become liable for the Obligations in connection with mergers, consolidations or other corporate reorganizations.

(f)            Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)         The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)         Until such time as all of the Obligations have been finally paid in full:  (i) each Borrower hereby waives and postpones any right of subrogation such Borrower has or may have as against any other Borrower with respect to the Obligations; (ii) each Borrower hereby waives and postpones any right to proceed against any other Borrower, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Obligations; and (iii) each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower with respect to the Obligations.

(i)             Notwithstanding anything to the contrary set forth in this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any Applicable Law of any state, province or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, Agent and each Lender hereby agrees that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly.

2.16.                     Registration of Notes.  Agent, on behalf of the Borrowers, agrees to record each Term Loan B (each, a “Registered Loan”) on the Register referred to in Section 13.1(g).  Each Term Loan B recorded on the Register may not be evidenced by promissory notes other than Registered Notes (as defined below).  Upon the registration of each Term Loan B, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(g) (a “Registered Note”), payable to the order of such Lender and otherwise duly completed.  Once recorded on the Register, each Term Loan B may not be removed from the Register so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.17.                     Securitization.  Each Borrower hereby acknowledges that each Lender and each of its Affiliates and Related Funds may sell or securitize the Term Loan B (a “Securitization”) through the pledge of the Term Loan B as collateral security for loans to such Lender or its Affiliates or Related Funds or through the sale of the Term Loan B or the issuance of direct or indirect interests in the Term Loan B, which loans to such Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).  Each Borrower agrees to cooperate with such Lenders and their Affiliates and Related Funds to effect the Securitization by (a) executing such additional documents, as reasonably requested by such Lenders in order to effect the Securitization, provided that (i) any such additional documentation does not impose additional costs or liabilities on Borrowers, and (ii) any such additional documentation does not adversely affect the rights, or increase the obligations, of such Borrower under the Loan Documents or change or affect in a manner adverse to such Borrower the financial terms of the Term Loan B or add more restrictive covenants or defaults, (b) providing such written information as may be reasonably requested by such Lenders in connection with the rating of the Term Loan B or the Securitization, and (c) providing in connection with any rating of the Term Loan B a certificate (i) agreeing to indemnify such Lenders and any of their Affiliates and Related Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which such Lenders or any of their Affiliates or Related Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon a breach of the representation and warranty contained in Section 4.18, and (ii) agreeing to reimburse such Lenders and their Affiliates and Related Funds, and such Securitization Parties, for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1.                            Conditions Precedent to Effectiveness.

This Agreement shall become effective upon the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1.

3.2.                            Conditions Precedent to Extension of Term Loan B.

The obligation of the Lender Group (or any member thereof) to make the Term Loan B hereunder (or to extend any other credit hereunder) shall be subject to the following additional conditions precedent:

(a)          the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)         no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)          no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, the Agent, any Lender, or any of their Affiliates;

(d)         no Material Adverse Change shall have occurred since the date of the latest financial statements submitted to the Agent on or before the Closing Date; and

(e)          each Loan Party, WFF Foreign Loan Party and each Significant Subsidiary shall be in compliance with the Funding Date Covenants set forth in Section 6.18 immediately after giving effect to the Term Loan B and the discharge of the obligations under the Indenture.

3.3.                            Term.

This Agreement shall continue in full force and effect for a term ending on August 19, 2010 (the “Maturity Date”).  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4.                            Effect of Termination.

On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge Loan Parties of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full.  When this Agreement has been terminated and all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, return to Borrowers any possessory Collateral held in its possession, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5.                            Early Termination by Borrowers.

Borrowers have the option, at any time upon 15 days (or such lesser period as agreed by the Agent) prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to the Agent, in cash, the Obligations in full.  If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Borrowers shall be obligated to repay the Obligations, in full on the date set forth as the date of termination of this Agreement in such notice.

4.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of the Term Loan B, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.                            No Encumbrances.

Each Loan Party, each WFF Foreign Loan Party and each Significant Subsidiary has good title to, or a valid leasehold interest in, its material personal property assets and good and marketable title to, or a valid leasehold interest in, its material Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2.                            [Intentionally Omitted].

4.3.                            [Intentionally Omitted].

4.4.                            Equipment.

Each material item of Equipment of Loan Parties, WFF Foreign Loan Parties and the Significant Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5.                            Location of Inventory and Equipment.

The Inventory and Equipment (other than vehicles or Equipment out for repair) of Loan Parties, WFF Foreign Loan Parties and the Significant Subsidiaries are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.8(a)) or locations (i) not in existence on the Closing Date and not then required to be disclosed pursuant to Section 5.8(a), or (ii) at which there are not more than 100 seats and at which the aggregate book value of all assets at such location does not exceed $750,000.

4.6.                            Inventory Records.

Each Loan Party, WFF Foreign Loan Party and Significant Subsidiary keeps records that are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

4.7.                            State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)          The jurisdiction of organization or continuance of each Loan Party, each WFF Foreign Loan Party and each Significant Subsidiary is set forth on Schedule 4.7(a) except to the extent such jurisdiction of organization or continuance has changed pursuant to a transaction permitted by Section 6.3(a) or (b).

(b)         As of the Closing Date, the chief executive office of each Loan Party, each WFF Foreign Loan Party and each Significant Subsidiary is located at the address indicated on Schedule 4.7(b).

(c)          Each Loan Party’s, each WFF Foreign Loan Party’s and each Significant Subsidiary’s organizational identification number, if any (or, in the case of the WFF Canadian Borrowers, the business number assigned by Canada Revenue Agency (Canada), if any) is identified on Schedule 4.7(c) (as such schedule may be updated by notice to Agent).

(d)         As of the Closing Date, Loan Parties do not, to their knowledge, hold any commercial tort claims involving a claim of more than $500,000, except as set forth on Schedule 4.7(d).

4.8.                            Due Organization and Qualification; Subsidiaries.

(a)          Each Borrower is duly organized and existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state, province or territory where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b)         Set forth on Schedule 4.8(b), is a complete and accurate description as of the Closing Date of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each Borrower (other than the Parent) of each such class that are issued and outstanding.  Other than as described on Schedule 4.8(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s (other than Parent’s) capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Other than as described on Schedule 4.8(b), no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)          Set forth on Schedule 4.8(c), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries as of the Closing Date, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and, if applicable, is fully paid and non-assessable.

(d)         Except as set forth on Schedule 4.8(c), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire (i) any shares of any Borrower’s Subsidiaries’ capital Stock or (ii) any security convertible into or exchangeable for any such capital Stock.

4.9.                            Due Authorization; No Conflict.

(a)          As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b)         As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of such Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Borrower (other than a conflict with, or breach of, the WFF Loan Documents arising during the continuance of an Event of Default solely as a result of Senior Administrative Agent electing pursuant to Section 2.4(d) of the WFF Credit Agreement that any payment to be otherwise paid to the Agent in accordance with Section 2.4(d) of the WFF Credit Agreement for application to the outstanding principal amount of the Term Loan B shall be applied in the manner set forth in Section 2.4(b)(i)(A) of the WFF Credit Agreement), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any approval of any of such Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of such Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c)          Other than the filing of financing statements and intellectual property security agreements and any filings and registrations required to be made to perfect Agent’s Liens in investment property, and continuations thereof, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d)         As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)          [Intentionally Omitted]

(f)            The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g)         The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor (other than a conflict with, or breach of, the WFF Loan Documents arising during the continuance of an Event of Default solely as a result of Senior Administrative Agent electing pursuant to Section 2.4(d) of the WFF Credit Agreement that any payment to be otherwise paid to the Agent in accordance with Section 2.4(d) of the WFF Credit Agreement for application to the outstanding principal amount of the Term Loan B shall be applied in the manner set forth in Section 2.4(b)(i)(A) of the WFF Credit Agreement), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h)         Other than the filing of financing statements and intellectual property security agreements and any filings and registrations required to be made to perfect Agent’s Liens in investment property, and continuations thereof, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(i)             The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.10.                     Litigation.

Other than those matters disclosed on Schedule 4.10, and other than matters that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Borrower, threatened against any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary.

4.11.                     No Material Adverse Change.

All financial statements relating to Borrowers and their Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change since the date of the latest financial statements submitted to Agent on or before the Closing Date.

4.12.                     Fraudulent Transfer.

(a)          Each Borrower is Solvent.

(b)         No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.13.                     Employee Benefits.  None of Loan Parties, WFF Foreign Loan Parties, the Significant Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

4.14.                     Environmental Condition.

Except as could not reasonably be expected to result in a Material Adverse Change or as set forth on Schedule 4.14, (a) to Borrowers’ knowledge, none of Loan Parties’, WFF Foreign Loan Parties’ or the Significant Subsidiaries’ properties or assets has ever been used by Loan Parties, WFF Foreign Loan Parties, the Significant Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law,

(b) to Borrowers’ knowledge, none of Loan Parties’ nor WFF Foreign Loan Parties’ nor the Significant Subsidiaries’ properties or assets has been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Loan Parties nor WFF Foreign Loan Parties nor the Significant Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Loan Parties, WFF Foreign Loan Parties or the Significant Subsidiaries, and (d) none of Loan Parties nor WFF Foreign Loan Parties nor the Significant Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15.                     Intellectual Property.

Each Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.15 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which any Loan Party is the owner or is an exclusive licensee.

4.16.                     Leases.

Loan Parties, WFF Foreign Loan Parties and the Significant Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Loan Parties, WFF Foreign Loan Parties and the Significant Subsidiaries exists under any of them.

4.17.                     Deposit Accounts and Securities Accounts.

Set forth on Schedule 4.17 is a listing of all of Loan Parties’ Deposit Accounts and Securities Accounts as of the Closing Date, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18.                     Complete Disclosure.

All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents, as updated from time to time in accordance with the terms of the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, that any projections and forecasts shall be subject to the next sentence.  On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate of their and their Subsidiaries’ future performance for the periods covered thereby (it being understood that such projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers and that no assurance can be given that such projections or forecasts will be realized).

4.19.                     Indebtedness.

Set forth on Schedule 4.19 is a true and complete list of all Indebtedness (other than Indebtedness permitted under Section 6.1 (other than clause (b) thereof)) of each Loan Party, each WFF Foreign Loan Party and each Significant Subsidiary outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the maturity date thereof as of the Closing Date.

4.20.                     WFF Loan Documents.  Borrowers have delivered to Agent true and correct copies of the WFF Loan Documents.  The transactions contemplated by the WFF Loan Documents will be, contemporaneously with the Closing Date, consummated in accordance with their respective terms.  All of the representations and warranties of the Borrowers, WFF Foreign Borrowers, Guarantors and WFF Guarantors in the WFF Loan Documents are true and correct in all material respects.

5.                                      AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the payment in full of the Obligations, Borrowers shall and shall cause each other Loan Party, each WFF Foreign Loan Party and each Significant Subsidiary to do all of the following:

5.1.                            Accounting System.

Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.  Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their sales (it being understood that Borrowers’ reporting system as in effect on the Closing Date shall be deemed to satisfy the requirements of this sentence).

5.2.                            Collateral Reporting.

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein.  In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on Schedule 5.2, it being understood that the system of electronic reporting used by Borrowers on the Closing Date is acceptable to Agent.

5.3.                            Financial Statements, Reports, Certificates.

Deliver to Agent, with copies for each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified therein.  In addition, Parent agrees that no Loan Party will have a fiscal year different from that of Parent.  Parent and Borrowers agree to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning the Loan Parties, the WFF Foreign Loan Parties and the Significant Subsidiaries that Agent reasonably may request.

5.4.                            Inspection.

Permit Agent and, if an Event of Default shall have occurred and be continuing, any Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees handling financial matters and managerial employees at such reasonable times and intervals during normal business hours as Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.5.                            Maintenance of Properties.

Maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear, tear, and casualty excepted, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  Comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder except to the extent the subject of a Permitted Protest or except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.6.                            Taxes.

Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, the other Loan Parties, the WFF Foreign Loan Parties, the Significant Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that (a) the validity of such assessment or tax shall be the subject of a Permitted Protest or (b) the aggregate amount of all such unpaid past due (taking into account any extensions) taxes that are not the subject of a Permitted Protest (other than with respect to taxes due to any taxing authority in the United States or any state thereof or the District of Columbia) does not exceed, at any one time, $100,000.  Borrowers will and will cause the other Loan Parties, the WFF Foreign Loan Parties and the Significant Subsidiaries to make timely payment or deposit of all withholding taxes, social security and unemployment taxes required of them by Applicable Laws, including those laws concerning F.I.C.A., F.U.T.A and state disability, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Borrower, Loan Party, WFF Foreign Loan Party or Significant Subsidiary has made such payments or deposits.

5.7.                            Insurance.

(a)          At Borrowers’ or WFF Foreign Borrowers’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses; provided, that no Borrower or WFF Foreign Borrower shall be required to maintain insurance with respect to leased real property if the landlord thereof maintains such insurance.  Borrowers also shall maintain business interruption, and public liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies (or with respect to health insurance and workers compensation insurance, self insurance programs) as are reasonably satisfactory to Agent.  Borrowers shall deliver copies of all such policies to Agent with an endorsement naming the Agent as the sole (other than the Senior Collateral Agent) loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever, or otherwise acceptable to the Agent.

(b)         Administrative Borrower shall give Agent prompt notice of any property or casualty loss in a Dollar Equivalent amount exceeding $500,000 covered by such insurance.  So long as no Event of Default has occurred and is continuing, Borrowers or WFF Foreign Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are in a Dollar Equivalent amount less than $1,000,000.  Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance in a Dollar Equivalent amount exceeding $1,000,000,

Agent shall have the exclusive right, subject to the terms of the Intercreditor Agreement, to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy of a Borrower mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent, subject to the terms of the Intercreditor Agreement, to be applied to the prepayment of the Obligations in accordance with Section 2.4 or to be disbursed to Administrative Borrower for application to the cost of repairs, replacements, restorations or acquisitions in accordance with Section 2.4.

5.8.                            Location of Inventory and Equipment.

(a)          Keep Loan Parties’ Inventory and Equipment (other than vehicles and Equipment out for repair and items in transit) only at the locations identified on Schedule 4.5 or locations (i) not in existence on the Closing Date and not then required to be disclosed pursuant to the following proviso, or (ii) at which there are not more than 100 seats and at which the aggregate book value of all assets at such location does not exceed $750,000; provided, however, that Administrative Borrower may amend Schedule 4.5 (it being understood that the Administrative Borrower shall, to the extent necessary, update such schedule as part of the quarterly Compliance Certificate for the second fiscal quarter of each fiscal year, as part of the annual Compliance Certificate and upon the request of Agent), so long as any such new location of a Borrower is within the continental United States and any such new location of a WFF Foreign Borrower is within the continental United States, Ireland, United Kingdom, Germany or Canada, and so long as, with respect to any such location at which a Borrower’s books and records are located, at the time of such written notification, the applicable Borrower uses commercially reasonable efforts to obtain a Collateral Access Agreement with respect thereto.

(b)         Keep Loan Parties’, WFF Foreign Loan Parties’ and Significant Subsidiaries’ chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may change any Loan Party’s, any WFF Foreign Loan Party’s or any Significant Subsidiary’s chief executive office and notify Agent of such change of a Loan Party’s, a WFF Foreign Loan Party’s or such Significant Subsidiary’s chief executive office (i) 30 days prior to the date on which such chief executive office is relocated to the extent any Borrower’s books and records are located at such office or (ii) otherwise as part of the quarterly Compliance Certificate for the second fiscal quarter of each fiscal year, as part of the annual Compliance Certificate and upon the request of Agent, in each case so long as any such new location of a Loan Party is within the continental United States and any such new location of a WFF Foreign Loan Party is within the continental United States, Ireland, United Kingdom, Germany or Canada, and so long as, with respect to any such location at which a Borrower’s books and records are located, at the time of such written notification, the applicable Borrower uses commercially reasonable efforts to obtain a Collateral Access Agreement with respect thereto.

5.9.                            Compliance with Laws.

Comply with the requirements of all Applicable Laws, rules, regulations, and orders of any Governmental Authority, other than Laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.10.                     Leases.

Pay when due all rents and other amounts payable under any material leases to which any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary is a party or by which any Loan Party’s, any WFF Foreign Loan Party’s or any Significant Subsidiary’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or failure to make such payments could not reasonably be expected to result in a Material Adverse Change.

5.11.                     Existence.

At all times preserve and keep in full force and effect each Loan Party’s, each WFF Foreign Loan Party’s and each Significant Subsidiary’s (a) valid existence and, if applicable, good standing in its jurisdiction of organization and (b) qualifications to do business as a foreign entity in each jurisdiction in which it is required to be so qualified and any rights and franchises material to their businesses except to the extent (i) permitted under Section 6.3 or 6.4 or (ii) failure to maintain such qualifications, rights or franchises could not reasonably be expected to result in a Material Adverse Change.

5.12.                     Environmental.

(a)          Except as could not reasonably be expected to result in a Material Adverse Change, keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with Environmental Laws except to the extent non-compliance could not reasonably be expected to result in a Material Adverse Change and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly upon obtaining knowledge thereof notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower that could reasonably be expected to result in a Material Adverse Change and take any Remedial Actions required to come into compliance with applicable Environmental Law (except to the extent such noncompliance could not reasonably be expected to result in a Material Adverse Change), and (d) promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower, and (iii) notice of a violation, citation, or other administrative order relating to Environmental Laws or Environmental Liabilities which reasonably could be expected to result in a Material Adverse Change.

5.13.                     Disclosure Updates.

Promptly and in no event later than 10 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished on its behalf to the Lender Group contained, at the time it was furnished, when taken together with all other information, exhibits or reports previously furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

5.14.                     Control Agreements.

Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, and 9-106 of the Code with respect to (subject to the proviso contained in Section 6.12) all of the Borrowers’ Securities Accounts and Deposit Accounts, in each case to the extent required by the Security Agreement.  Provide written notice to Agent of any electronic chattel paper, investment property, and letter of credit rights of any Loan Party and, upon the request of Agent, take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-105, 9-106, and 9-107 of the Code with respect thereto, in each case to the extent required by the Security Agreement.  Notwithstanding anything in this Agreement or in any Control Agreement or any other Loan Document to the contrary, Agent agrees that unless and until an Event of Default has occurred and is continuing and subject to the terms of the Intercreditor Agreement, Agent shall not give the applicable bank or securities intermediary notice instructing the bank or securities intermediary to cease honoring the applicable Loan Party’s instructions.

5.15.                     Formation of Subsidiaries; Further Assurances.

(a)          At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, other than a Non-Loan Party Subsidiary or an Immaterial Subsidiary, or any Borrower or any Guarantor designates any Non-Loan Party Subsidiary or any Immaterial Subsidiary to be a Loan Party after the Closing Date, such Borrower or such Guarantor shall (i) cause such new Subsidiary (or such newly designated Loan Party) created or organized under the laws of the United States or any state thereof or the District of Columbia to provide to Agent a joinder to this Agreement and a Security Agreement, together with such other security documents (including, if requested by Agent, Mortgages with respect to any Real Property of any such new Borrower), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to substantially all of the assets of such newly formed or acquired Subsidiary), (ii) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary (or such newly designated Loan Party) created or organized under the laws of the United States or any state thereof or the District of Columbia owned by such Borrower or Guarantor, in form and substance reasonably satisfactory to Agent; provided that if any WFF Obligations shall be then outstanding, such Person shall, subject to the terms of the Intercreditor Agreement, deliver the original certificates and powers to the Senior Collateral Agent, currently with a copy of the same to the Agent, (iii) upon the request of Agent, provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating, 65% of all of the total outstanding voting Stock in such new Subsidiary (or such newly designated Loan Party) created or organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia owned directly by such Borrower or Guarantor, in form and substance reasonably satisfactory to Agent, to secure the Obligations; provided, that (x) any such pledge with respect to the Stock of a Subsidiary created or organized under the laws of United Kingdom or Canada or any state or province thereof shall be substantially in the form of the pledge provided under the laws of such jurisdiction on the Closing Date, (y) the Agent shall not require any legal opinion with respect to any pledge with respect to the Stock of a Subsidiary created or organized under any jurisdiction other than Ireland, United Kingdom, Germany or Canada or any state or province thereof and (z) if any WFF Obligations shall be then outstanding, such Person shall, subject to the terms of the Intercreditor Agreement, deliver the original certificates and powers to the Senior Collateral Agent, currently with a copy of the same to the Agent, and (iv) provide to Agent all other documentation, including (subject to the proviso in clause (iii) above) one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.15(a) shall be a Loan Document.

(b)         Upon the request of Agent, each Loan Party shall (i) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating 65% of all of the direct or beneficial ownership interest of such Loan Party in each Non-Loan Party Subsidiary, in form and substance satisfactory to Agent, to secure the Obligations; provided that, if any WFF Obligations shall be then outstanding, such Person shall, subject to the terms of the Intercreditor Agreement, deliver the original certificates and powers to the Senior Collateral Agent, currently with a copy of the same to the Agent, and (ii) provide to Agent all other documentation (excluding opinions of counsel) satisfactory to Agent, which in its opinion is necessary and appropriate with respect to the pledges referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.15(b) shall be a Loan Document.

5.16.                     WFF Loan Documents.  Promptly provide Agent with true and complete copies of any and all material documents and other material information delivered by or to any Loan Party pursuant to the terms of the WFF Loan Documents, except any such documents or other information otherwise required to be delivered hereunder.

6.                                      NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the payment in full of the Obligations, Borrowers will not and will not permit any other Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary to do any of the following:

6.1.                            Indebtedness.

Create, incur, assume, suffer to exist, or otherwise become or remain, directly or indirectly, liable with respect to, any Indebtedness, except:

(a)          Indebtedness evidenced by this Agreement and the other Loan Documents;

(b)         Indebtedness set forth on Schedule 4.19;

(c)          Permitted Purchase Money Indebtedness;

(d)         refinancings, renewals, or extensions of Indebtedness originally permitted under clause (b) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of (except for increases related to the costs of such issuances that do not exceed 1.5% of the original principal amount), or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Loan Parties as liable with respect thereto if such additional Loan Parties were not liable with respect to the original Indebtedness, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrowers, and (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e)          endorsement of instruments or other payment items for deposit;

(f)            Indebtedness comprising Permitted Investments;

(g)         (i) guaranties of any Indebtedness permitted under this Section 6.1 solely to the extent such Loan Party, such WFF Foreign Loan Party or such Significant Subsidiary would be permitted to incur such Indebtedness under this Section 6.1 as a primary obligor

(other than pursuant to this clause (g)) and (ii) other guarantees issued by Loan Parties, WFF Foreign Loan Parties and Significant Subsidiaries of Purchase Money Indebtedness incurred by any Subsidiary of Parent in connection with the acquisition of such Subsidiary in an aggregate Dollar Equivalent amount not to exceed $1,000,000 at any one time outstanding;

(h)         (i) Indebtedness under Hedge Agreements entered into for business and not speculative purposes incurred in order to protect against (A) price fluctuations with respect to materials used in or services provided for the business of a Borrower or a WFF Foreign Borrower, (B) fluctuations in interest rates or (C) fluctuations in foreign exchange rates and (ii) Indebtedness of Loan Parties or WFF Foreign Loan Parties that are not Borrowers or WFF Foreign Borrowers and Significant Subsidiaries under Hedge Agreements entered into for business and not speculative purposes incurred in order to protect against (A) price fluctuations with respect to materials used in or services provided for the business of a Loan Party, WFF Foreign Loan Party or Significant Subsidiary, (B) fluctuations in interest rates or (C) fluctuations in foreign exchange rates;

(i)             Indebtedness in respect of (i) intercompany loans among Borrowers, (ii) intercompany loans among WFF Foreign Borrowers made with the proceeds of WFF Foreign Advances and (iii) intercompany loans made by a Foreign Subsidiary to a Borrower; provided, that (x) such intercompany loans are evidenced by promissory notes, in form and substance acceptable to Agent, and, in the case of notes evidencing Indebtedness owed to a Loan Party, which promissory notes have been pledged to Senior Collateral Agent and (y) such intercompany loans are unsecured;

(j)             Indebtedness of Loan Parties and their respective Subsidiaries in respect of intercompany loans permitted under clauses (g) and (h) of the definition of Permitted Investments;

(k)          Indebtedness in an aggregate Dollar Equivalent amount not to exceed $5,000,000 for all Loan Parties, WFF Foreign Loan Parties and Significant Subsidiaries at any one time outstanding arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within 10 Business Days of the incurrence thereof;

(l)             Indebtedness of SITEL Iberica Teleservices, S.A. in an aggregate Dollar Equivalent principal amount not to exceed $20,000,000 at any time outstanding;

(m)       the WFF Indebtedness;

(n)         [intentionally omitted];

(o)         at any time prior to the incurrence of the WFF Term Loan A and the Term Loan B, Indebtedness under the Indenture; and

(p)         additional Indebtedness of the Loan Parties, WFF Foreign Loan Parties and Significant Subsidiaries (other than SITEL Iberica Teleservices, S.A.) not incurred in reliance on clauses (a) through (o) above in an aggregate Dollar Equivalent principal amount that does not exceed $5,000,000 at any one time outstanding.

6.2.                            Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.                            Restrictions on Fundamental Changes.

(a)          Enter into any amalgamation, merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (1) any Subsidiary of a Borrower may be amalgamated, merged or consolidated with or into any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary (provided that in any such amalgamation, merger or consolidation involving (w) a Borrower, a Borrower shall be the continuing or surviving entity, (x) a Loan Party but not a Borrower, a Loan Party shall be the continuing or surviving entity, (y) a WFF Foreign Borrower but not a Loan Party, a WFF Foreign Borrower shall be the continuing or surviving entity and (z) a WFF Foreign Loan Party but not a Loan Party or a WFF Foreign Borrower, a WFF Foreign Loan Party shall be the continuing or surviving entity) and (2) the transactions described in the Pre-approved Restructurings Letter shall be permitted,

(b)         Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (1) a Significant Subsidiary may liquidate, wind-up or dissolve with and into a Subsidiary of a Borrower or a WFF Foreign Borrower if the Administrative Borrower determines in good faith that such transaction is in the best interests of the Administrative Borrower, and such transaction is not materially disadvantageous to the Lenders; provided that, a Significant Subsidiary that is a Domestic Subsidiary may only liquidate, wind-up or dissolve with and into another Domestic Subsidiary and (2) the transactions described in the Pre-approved Restructurings Letter shall be permitted,

(c)          Except as permitted under Section 6.4, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, or

(d)         Suspend or go out of a substantial portion of its or their business except (1) to the extent such suspension or going out of business could not reasonably be expected to result in a Material Adverse Change and (2) the transactions described in the Pre-approved Restructurings Letter shall be permitted.

6.4.                            Disposal of Assets.

Other than as permitted under Section 6.3 and Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary.

6.5.                            Change Name.

Except in connection with a transaction permitted pursuant to Section 6.3, change any Loan Party’s, any WFF Foreign Loan Party’s or any Significant Subsidiary’s name, organizational identification number, state of organization, or organizational identity; provided, however, that a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary may change its name or organizational identification number upon at least 15 Business Days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Loan Party, such WFF Foreign Loan Party or such Significant Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens.

6.6.                            Nature of Business.

Make any material change in the principal nature of the business of the Loan Parties, the WFF Foreign Loan Parties and the Significant Subsidiaries, taken as a whole.

6.7.                            Prepayments and Amendments.

Except in connection with a refinancing permitted by Sections 6.1 (c), (d), or (n),

(a)          optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party, WFF Foreign Loan Party or Significant Subsidiary (other than (i) the Obligations in accordance with this Agreement, (ii) the WFF Obligations in accordance with the WFF Credit Agreement or (iii) intercompany loans owed to Borrowers, intercompany loans among WFF Foreign Borrowers, intercompany loans among Guarantors, intercompany loans among WFF Foreign Guarantors, intercompany loans among Foreign Subsidiaries that are not Loan Parties or WFF Foreign Loan Parties, intercompany loans owed by any Guarantor to a Borrower, intercompany loans owed by any Foreign Subsidiary to a Borrower or WFF Foreign Borrower or intercompany loans owed by any Foreign Subsidiary to a Loan Party or WFF Foreign Loan Party), unless (x) with respect to Indebtedness other than the intercompany Indebtedness subordinated pursuant to the terms of the Intercompany Subordination Agreement, such Indebtedness has not been contractually subordinated to the Obligations in right of payment, (y) no Event of Default shall have occurred and be continuing or would result from such prepayment, redemption, defeasement, purchase or acquisition and (z) daily average Dollar Equivalent of WFF Excess Availability for the immediately preceding 30 consecutive day period is at least $15,000,000 and, immediately prior to such prepayment, redemption, defeasement, purchase or acquisition and immediately after giving effect to such prepayment, redemption, defeasement, purchase or acquisition, the Dollar Equivalent of WFF Excess Availability is at least $15,000,000; provided, that any Loan Party, WFF Foreign Loan Party or Significant Subsidiary may make optional prepayments of intercompany Indebtedness by set off (and not in cash) against obligations owed to such Loan Party, WFF Foreign Loan Party or Significant Subsidiary by another Borrower or Subsidiary of a Borrower so long as no Event of Default shall have occurred and be continuing or would result from such set off; provided, however, that no Foreign Subsidiary may make any optional prepayment of intercompany Indebtedness owed by such Foreign Subsidiary to a Loan Party by set off to the extent such prepayment is prohibited in the definition of “Permitted Investment”,

(b)         [intentionally omitted],

(c)          make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(d)         directly or indirectly, amend, modify, alter, or change any of the terms or conditions of (i) any of the WFF Loan Documents to the extent that the Intercreditor Agreement prohibits the holders of the WFF Indebtedness from so amending, modifying or supplementing the same or (ii) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b) in a manner that is materially adverse to the Lenders.

6.8.                            Change of Control.

Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9.                            [Intentionally Omitted].

6.10.                     Distributions.

Make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire, any of any Borrower’s Stock, of any class, (any of the foregoing, a “Restricted Payment”), whether now or hereafter outstanding; provided that the following shall be permitted: (a) Restricted Payments by a WFF Foreign Borrower to another Borrower or WFF Foreign Borrower (including, solely for purposes thereof, Restricted Payments to any intermediate holding company) or by a Borrower to another Borrower, (b) Restricted Payments paid solely in common Stock, and (c) Restricted Payments in amounts necessary to permit a Borrower to repurchase Stock of such Borrower from employees of such Borrower or another Borrower upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Restricted Payment and so long as the aggregate Dollar Equivalent amount of all such Restricted Payments for all Borrowers made pursuant to this clause (c) does not exceed $2,000,000 during any fiscal year of Borrowers.

6.11.                     Accounting Methods.

Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into, with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrowers’ and their Subsidiaries’ financial condition.

6.12.                     Investments.

Except for Permitted Investments, directly or indirectly, make or acquire any Investment; provided, however, that Borrowers shall not have Permitted Investments (other than in the Deposit Accounts and Securities Accounts subject to Control Agreements and Excluded Deposit Accounts) in Deposit Accounts or Securities Accounts in an aggregate Dollar Equivalent amount in excess of $500,000 at any one time unless the applicable Borrower and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments.  Subject to the foregoing proviso, Borrowers shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.13.                     Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except:

(a)          transactions that (i) are upon fair and reasonable terms, (ii) if they involve one or more payments by any Borrower or any of its Subsidiaries which are in a Dollar Equivalent amount in excess of $250,000 for any single transaction or series of transactions, are fully disclosed to Agent, and (iii) are no less favorable to Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b)         intercompany loans among Loan Parties, WFF Foreign Loan Parties and their Subsidiaries permitted under Section 6.1, investments permitted under Section 6.12 or any transaction expressly permitted under Sections 6.2, 6.3, 6.4 or 6.10;

(c)          transactions among Loan Parties and WFF Foreign Loan Parties and transactions among Significant Subsidiaries;

(d)         reasonable director’s fees for any director;

(e)          indemnification arrangements for directors, officers, employees or consultants;

(f)            any arrangements as in effect as of the date of this Agreement and described on Schedule 6.13 hereto or any transaction contemplated thereby (including pursuant to an amendment thereto or any replacement agreement thereto so long as any amendment or replacement agreement is not more disadvantageous to the Agent and Lenders in any material respect than the original agreement on the date of this Agreement);

(g)         transactions in the ordinary course of business between and among Loan Parties, WFF Foreign Loan Parties and Subsidiaries of Parent in connection with subcontractor arrangements and guarantees of ordinary course obligations of Subsidiaries of Parent not constituting Indebtedness; and

(h)         management fees payable to Borrowers and management fees payable by any Foreign Subsidiary to any WFF Foreign Borrower organized in the United Kingdom.

6.14.                     Use of Proceeds.

Use the proceeds of the Term Loan B for any purpose other than, together with the proceeds of the WFF Term Loan A and WFF Advances with respect to clause (i), (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses evidenced by the Indenture and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby.

6.15.                     SITEL Mexico Holdings LLC and SITMEX-USA, LLC.

Permit SITEL Mexico Holdings LLC, a Nebraska limited liability company or SITMEX-USA, LLC, a Delaware limited liability company, to engage in any business, other than acting as a holding company and transactions incidental thereto, the making of Investments in Persons that are not Loan Parties or WFF Foreign Loan Parties, the performance of ministerial activities and the payment of taxes and administrative fees and expenses; provided, that the transactions described in the Pre-approved Restructurings Letter shall be permitted to the extent such transactions are consummated on the terms set forth in the Pre-approved Restructurings Letter.

6.16.                     Non-Loan Party Subsidiaries; Immaterial Subsidiaries.

(a)          Permit (i) any Liens (other than Agent’s Liens and Liens in favor of Senior Collateral Agent, if any) on the capital stock of any Non-Loan Party Subsidiary, (ii) the Non-Loan Party Subsidiaries to (A) incur any Indebtedness (other than intercompany loans permitted under Section 6.12) in an aggregate amount at any time outstanding in excess of $7,000,000 less any outstanding Indebtedness incurred in reliance on clause (p) of Section 6.1, or (B) incur any Liens other than Liens that would constitute Permitted Liens if all such Subsidiaries were deemed to be Significant Subsidiaries or (iii) (A) the aggregate revenue of all Non-Loan Party Subsidiaries for any fiscal quarter to exceed the Maximum Non-Loan Party Percentage of the aggregate revenue of Administrative Borrower and its Subsidiaries for such fiscal quarter or (B) the revenue of all Non-Loan Party Subsidiaries organized under the laws of any single jurisdiction for any fiscal quarter to exceed 2.5% of the aggregate revenue of Administrative Borrower and its Subsidiaries for such fiscal quarter; provided, that, any failure of Borrowers to comply with this clause (iii) shall not constitute a breach of this Agreement if, on or prior to the earlier of (x) 10 days of such failure becoming known to an officer of Administrative Borrower and (y) the date of Administrative Borrower’s filing of its quarterly report on form 10-Q for any fiscal quarter, Administrative Borrower designates in a written notice certain Non-Loan Party Subsidiaries to be Loan Parties, WFF Foreign Loan Parties or Significant Subsidiaries such that, after giving effect to such designation, on a pro forma basis, Borrowers shall be in compliance with this clause (iii), so long as immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

(b)         Permit any Immaterial Subsidiary to (i) engage in any type of business activity or (ii) own assets with a fair market value in excess of $250,000.

6.17.                     Financial Covenants.

(a)          Fail to maintain or achieve:

(i)                                     Minimum EBITDA.  EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Amount
For the 12 month periods ending August 31, 2005 and September 30, 2005	$44,000,000
For the 12 month period ending each month thereafter	$45,000,000

(ii)                                  Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio, measured on a month-end basis, of at least the required ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.0:1.0	For the 12 month periods ending August 31, 2005 and September 30, 2005
1.1:1.0	For the 12 month period ending each month thereafter

(iii)                               Leverage Ratio.  A Leverage Ratio, measured on a quarter-end basis, of not more than the ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
2.75:1.0	For the 4 fiscal quarters ending September 30, 2005 and December 31, 2005
2.50:1.0	For the 4 fiscal quarters ending March 31, 2006
2.25:1.0	For the 4 fiscal quarters ending June 30, 2006
2.00:1.0	For the 4 fiscal quarters ending each fiscal quarter thereafter

(b)         Capital Expenditures.  Make or permit any Subsidiary of Parent to make, Capital Expenditures in any fiscal year, that would cause the aggregate amount of all Capital Expenditures made by the Parent and its Subsidiaries to exceed the amount set forth in the following table for the applicable period:

Fiscal Year	Amount
2005	$40,000,000
2006	$42,000,000
2007	$44,000,000
2008	$46,000,000
each Fiscal Year thereafter	$50,000,000

(c)          WFF US Excess Availability.  Fail to maintain at any time WFF US Excess Availability equal to or in excess of $7,500,000.

6.18.                     Negative Covenant Application.  At any time prior to the Lender Group (or any member thereof) making the Term Loan B hereunder, (i) Section 6.1, (ii) clauses (a), (b) and (c) of Section 6.3, (iii) Section 6.4, (iv) Section 6.7, (v) Section 6.10, (vi) Section 6.12, (vii) Section 6.13, (viii) Section 6.15 and (ix) Section 6.16 (collectively, the “Funding Date Covenants”), shall not apply to the extent such provisions would apply to transactions by and between the Parent and its Subsidiaries or by and among the Subsidiaries of the Parent.  Upon the making of the Term Loan B and the application of the proceeds thereof and thereafter, each Loan Party, each WFF Foreign Loan Party and each Significant Subsidiary shall be subject to, and each Borrower hereby agrees to comply with and to cause each other Loan Party, WFF Foreign Loan Party and Significant Subsidiary to comply with, the Funding Date Covenants.

7.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1.                              If any Loan Party fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

7.2.                              If any Loan Party or WFF Foreign Loan Party (after giving effect to Section 6.18)

(a)          fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.7, 5.11, 5.13, 5.14, and 6.1 through 6.17 of this Agreement;

(b)         fails to perform or observe any covenant or other agreement contained in any of Sections 5.5, 5.6, 5.8, 5.9, 5.10 and 5.15 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(c)          fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, provided for therein), in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3.                              If any material portion of Loan Parties’ assets, taken as a whole, or WFF Foreign Loan Parties’ assets, taken as a whole, is attached, seized, subjected to a writ or distress warrant, or is levied upon, or, in connection with a claim of any third Person, comes into the possession of such third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Loan Party;

7.4.                              If an Insolvency Proceeding is commenced by any Loan Party or any Subsidiary of a Loan Party;

7.5.                              If an Insolvency Proceeding is commenced against any Loan Party or any Subsidiary of a Loan Party (other than Immaterial Subsidiaries), and any of the following events occur:  (a) the applicable Loan Party or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; (d) an interim trustee (or if applicable, a trustee, an administrator, administrative or other receiver or similar officer) is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any Subsidiary of a Borrower, or (e) an order for relief shall have been issued or entered therein;

7.6.                              If any Loan Party, WFF Foreign Loan Party or any Significant Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7.                              If one or more judgments involving an aggregate Dollar Equivalent amount of $1,500,000, or more (except to the extent covered by insurance pursuant to which coverage is not denied or excluded by the insurer and the applicable Loan Party, WFF Foreign Loan Party or Significant Subsidiary is in receipt of the insurance proceeds within one hundred eighty (180) days of the entry of such judgment) shall be entered against any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary or with respect to a material portion of any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Loan Party, applicable WFF Foreign Loan Party or applicable Significant Subsidiary;

7.8.                              If there is a default in (a) the WFF Loan Documents, or (b) one or more agreements to which any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary is a party with one or more third Persons relative to Indebtedness of any Loan Party, any WFF Foreign Loan Party or any Significant Subsidiary (other than Indebtedness of a Foreign Subsidiary to a Loan Party) involving an aggregate Dollar Equivalent amount of $5,000,000 or more, and in the case of clauses (a) or (b), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Loan Party’s, any WFF Foreign Loan Party’s or any Significant Subsidiary’s obligations thereunder;

7.9.                              If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof;

7.10.                        If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of Law or, except as expressly permitted under the Loan Documents, by such Guarantor;

7.11.                        If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in a material portion of the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as a result of Agent’s failure to maintain possession of stock certificates, notes or other instruments delivered to it; or

7.12.                        Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Subsidiary of a Loan Party, or a proceeding shall be commenced by any Loan Party or any Subsidiary of a Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party or any Subsidiary of a Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that it has any liability or obligation purported to be created under any Loan Document.

8.                                      THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1.                            Rights and Remedies.

Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct the Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:

(a)          Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)         Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)          Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d)         Exercise all other rights and remedies available at Law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5 as to any Borrower, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group,  the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers. The Agent agrees to endeavor to notify Administrative Borrower of its or the Required Lenders’ election to declare all of the Obligations immediately due and payable; provided, that failure to provide such notice shall not (i) affect the validity of any such action taken by Agent and/or the Required Lenders, (ii) constitute a breach by Agent or any Lender of its obligations hereunder or under the other Loan Documents or (iii) expose Agent or any Lender to any liability hereunder or under the other Loan Documents.

8.2.                            Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.                                      TAXES AND EXPENSES.

If any Loan Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.7 hereof, obtain and maintain insurance policies of the type described in Section 5.7 and, subject to the terms of the Intercreditor Agreement,  take any action with respect to such policies as Agent deems prudent in its Permitted Discretion.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.                               WAIVERS; INDEMNIFICATION.

10.1.                     Demand; Protest; etc.

Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

10.2.                     The Lender Group’s Liability for Collateral.

Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers except with respect to Collateral in the possession of Agent or any Lender to the extent such loss, damage or destruction directly results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).

10.3.                     Indemnification.

Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the others relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to the Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	SITEL CORPORATION
7277 World Communications Drive
Omaha, Nebraska 68122
Attn: Chief Financial Officer
Fax No.: (402) 963-2699

with copies to:	SITEL CORPORATION
7277 World Communications Drive
Omaha, Nebraska 68122
Attn: General Counsel
Fax No.: (402) 963-2699

If to Agent:	ABLECO FINANCE LLC
299 Park Avenue
22nd Floor
New York, New York 10171
Attn: Mr. Eric F. Miller
Fax No.: 212-891-1541

with copies to:	SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
Attn: Eliot L. Relles, Esq.
Fax No.: 212-593-5955

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall, to the extent permitted by law, be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)          THE PARTIES AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, TO THE FULLEST EXTENT PERMITTED BY LAW, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)          BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF

THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.                     Assignments and Participations.

(a)          Any Lender may, with the written consent of the Agent, assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Term Loan B, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $2,000,000 or a lesser amount if (i) such assignment and delegation is of all of the Term Loan B and other rights and obligations of such Lender hereunder or (ii) such assignment is to another Lender; provided, that the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent, for the benefit of the Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund).  Notwithstanding the foregoing, no Lender shall assign or delegate all, or any ratable part of all, of the Term Loan B, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents to any direct competitor of the Borrowers (provided that a financial institution which is an affiliate of a direct competitor of Borrowers shall not constitute a direct competitor of Borrowers for this purpose).  Further, notwithstanding the foregoing, no Lender shall assign or delegate all, or any ratable part of all, of the Term Loan B, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents to any person that is subject to United States withholding tax at a rate in excess of the rate that the assigning or selling Lender was subject to at the time of the assignment or sale.

(b)         From and after the date that Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents and the Intercreditor Agreement, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents and the Intercreditor

Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any other Loan Party or the performance or observance by Borrowers or any other Loan Party of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents, (5) such Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement, the other Loan Documents and the Intercreditor Agreement as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender, and (7) such Assignee expressly assumes all rights and obligations of such assigning Lender under the Intercreditor Agreement and agrees to be bound by the terms thereof.

(d)         In exchange for promissory notes previously delivered by the Borrowers to the assigning Lender (if any), the Borrowers shall execute and deliver to the Agent, new promissory notes evidencing such Assignee’s assigned Term Loan B and, if the assignor Lender has retained a portion of its Term Loan B, appropriate replacement promissory notes in the principal amount of the Term Loan B retained by the assigning Lender.  Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Term Loan B arising therefrom.

(e)          Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Loan Parties (a “Participant”) participating interests in all or any portion of its Obligations, the Commitments, and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan

Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document (except for any such amendment, consent or waiver that reduces or postpones any amounts payable in which such Participant is participating (other than any amendment, consent or waiver to Section 2.4(c)) or releases all or substantially all of the Collateral), and all amounts payable by Loan Parties hereunder (including, without limitation, amounts payable under Section 2.14 and Section 15.11) shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed, to the extent permitted by law, to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Loan Parties, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)            Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any lender or lenders providing financing to such Lender or any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.14, and such lenders and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that such Lender shall remain a “Lender” under this Agreement and shall continue to be bound by all the terms and conditions set forth in this Agreement and the other Loan Documents.

(g)         Agent shall, acting solely for this purposes as a non-fiduciary agent of Borrowers,  maintain, or cause to be maintained, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Term Loan B and stated interest thereon (the “Registered Loan”) owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)         In the event that a Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide).  Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

13.2.                     Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

14.                               AMENDMENTS; WAIVERS.

14.1.                     Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers), do any of the following:

(a)          increase or extend the Commitment of any Lender,

(b)         postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c)          reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d)         change the Pro Rata Share that is required to take any action hereunder,

(e)          amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f)            other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g)         change the definition of “Required Lenders” or “Pro Rata Share”,

(h)         contractually subordinate any of the Agent’s Liens other than to a Lien permitted pursuant to clause (f) or clause (m) of the definition of “Permitted Lien”,

(i)             except as expressly permitted by the Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money,

(j)             change the definition of Term Loan B Amount, or change, modify or waive Section 2.4(b),

(k)          amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent affect the rights or duties of Agent under this Agreement or any other Loan Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

14.2.                     Replacement of Holdout Lender.

(a)          If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)         Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1.  Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of the Term Loan B.

14.3.                     No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.                               AGENT; THE LENDER GROUP.

15.1.                     Appointment and Authorization of Agent.

Each Lender hereby designates and appoints Ableco as its representative as administrative agent and collateral agent (in respect of, inter alia, taking Guarantees and a security interest in the Collateral for and on behalf of the Lender Group) under this Agreement and the other Loan Documents and, subject to Section 14.1, each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 15.  The provisions of this Section 15 (other than Section 15.9, Section 15.11, the first and last sentences of Section 15.12(a), and Section 15.12(b)) are solely for the benefit of Agent, and the Lenders, and Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Ableco is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Protective Advances as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Loan Parties as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Loan Parties, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.                     Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.                     Liability of Agent.

None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

15.4.                     Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5.                     Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default”.  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, the Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that, after the occurrence of a Default or an Event of Default, if an event occurs or a circumstance exists that materially and imminently threatens the ability of the Lender Group to realize upon any material part of the Collateral (such as fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or failure of

Borrowers after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto), Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.                     Credit Decision.

Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

15.7.                     Costs and Expenses; Indemnification.

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Loan Parties received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses from the Collections of Loan Parties received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the

Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

15.8.                     Agent in Individual Capacity.

Ableco and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Ableco were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, Ableco or its Affiliates and Related Funds may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain),  Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Ableco in its individual capacity.

15.9.                     Successor Agent.

Agent may resign as Agent upon 45 days notice to the Lenders and the Administrative Borrower.  If Agent resigns under this Agreement, the Required Lenders shall, so long as no Event of Default has occurred and is continuing in consultation with Administrative Borrower, appoint a successor Agent for the Lenders.  If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, Agent may appoint, after consulting with the Lenders and, if no Event of Default has occurred and is continuing, Administrative Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders so long as no Event of Default has occurred and is continuing in consultation with Administrative Borrower, may agree in writing to remove and replace

Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as an Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.              Lender in Individual Capacity.

Any Lender and its respective Affiliates and Related Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates and Related Funds may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.              Withholding Taxes.

(a)          All payments made by any Borrower hereunder or under any note or other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless such deduction or withholding is required by Applicable Law.  Subject to the limitations contained in clauses (ii) and (iii) of the proviso in Section 15.11(c), if deduction or withholding for Taxes shall at any time be required by law, each applicable Borrower agrees to pay the full amount of such Taxes to the appropriate taxing authority and to pay to each Lender entitled to receive payments from which such Taxes are deducted or withheld such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of such Taxes, will not be less than the payment that would have been received in the absence of such Taxes.  Each Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by any Borrower.  “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments hereunder or under any promissory note or other Loan Document and all interest, penalties or similar liabilities with respect thereto, but excluding Excluded Taxes.  “Excluded Taxes” shall mean:

(i)                                     any Tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein imposed on the net income of a Lender (including branch profit Taxes), and

(ii)                                  any Taxes imposed by reason of any present or former connection between such Lender and the jurisdiction imposing such taxes, other than solely as a result of entering into or receiving payments under this Agreement or any transaction contemplated hereby.

(b)         In addition, each Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).  Each Borrower shall deliver to the Agent certified copies of tax receipts evidencing payment of Other Taxes promptly after such payment.

(c)          Each Borrower hereby jointly and severally indemnifies and agrees to hold Agent and each Lender harmless from and against all Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 15.11) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 Business Days from the date on which the Agent or any Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes; provided, however, that a Borrower shall not be obligated to make payments pursuant to this Section 15.11(c)  (i) in respect of penalties and interest that accrue more than sixty (60) days from the date on which such Lender knew of the imposition of Taxes or Other Taxes by the relevant taxing or Governmental Authority related to a payment hereunder and for which the Lender has failed to provide written demand therefor, (ii) if Agent or such Lender fails to comply with the requirements of Section 15.11(d) herein or (iii) to the extent that such tax was in effect at the time such Lender became a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from a Borrower with respect to Taxes pursuant to this Section 15.11(c).

(d)         Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Agent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax with respect to payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the IRC, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the IRC) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the IRC), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate.  Each Lender that is organized in the United States or a political subdivision thereof and is not eligible to be treated as an exempt recipient based on the indicator described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1) (any such Lender, a “U.S. Lender”) agrees that it will deliver to the Agent two properly completed and duly executed copies of the United States Internal Revenue Service Form W-9 stating that such U.S. Lender is entitled to an exemption from United States backup withholding tax. Such forms shall be delivered by each U.S. Lender and each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such U.S. Lender or Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each U.S. Lender and each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Agent.  Notwithstanding any other provision of this Section 15.11, a U.S. Lender or Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 15.11(d) that such U.S. Lender or Non-U.S. Lender is not legally able to deliver.

(e)          If any Lender claims exemption from, or reduction in the rate of, applicable withholding Taxes and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to another Lender, such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender.  To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Section 15.11(d) as no longer valid.  With respect to such percentage amount, Lender may provide new documentation, pursuant to Section 15.11(d).

(f)            If any Lender is entitled to a reduction in the rate of applicable withholding Tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction.  If the forms or other documentation required by subsection (d) of this Section 15.11 are not delivered to Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g)         If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender due to a failure on the part of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason ) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

(h)         If any Borrower is required to pay additional amounts or an indemnity payment to or for the account of any Lender pursuant to this Section 15.11 as a result of a change of law occurring after the date hereof, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file or provide to Agent any certificate or document reasonably requested in writing by the Agent to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Lender to disclose any information such Lender deems confidential and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender; provided that the mere existence of fees, charges, costs or expenses that such Borrower has offered and agreed to pay on behalf of the Lender shall not be deemed to be disadvantageous to the Lender.

(i)             If any additional amount payable by any Borrower is made to or for the account of any Lender pursuant to this Section 15.11 on account of Taxes then, if any Lender receives a refund of such Taxes, such Lender shall reimburse to Borrowers such refund, net of all out-of-pocket expenses of such Lender that are related to such refund; provided, that (i) such Lender shall not be obligated to disclose to Borrowers any information regarding its tax affairs and computations, and (ii) nothing herein shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate.

(j)             Each Lender hereby indemnifies and agrees to hold Borrowers and the Agent harmless from and against any United States withholding tax that would not have been imposed but for the failure of any Assignee of such Lender to comply with clause (d) above where such Assignee is a Non-U.S. Lender.

15.12.              Collateral Matters.

(a)          All Liens on Collateral (i) shall be automatically released upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property (including the equity interest of a Subsidiary of Parent) being sold or disposed of in a sale or disposition permitted under Section 6.4 of this Agreement or the other Loan Documents shall be automatically released upon such sale or disposition, and in the event of a sale or other disposition of all of the equity interests of a Subsidiary of Parent that is a Loan Party permitted under this Agreement and the other Loan Documents, such Subsidiary shall be automatically released of its obligations under the Loan Documents, (iii) constituting property in which no Loan Party owned any interest at the time the Agent’s Lien was granted nor at any time thereafter shall be automatically released, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement shall be automatically released.  The Lenders hereby irrevocably authorize Agent to take such actions and execute such documents that it deems necessary or appropriate, at its option and in its sole discretion, to evidence the foregoing releases.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)         Agent agrees, at the request of the Administrative Borrower, to take such actions and execute such documents that are reasonably requested by Administrative Borrower to evidence the release of all Liens on Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property (including the equity interests of a Subsidiary of the Parent) being sold or disposed of if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents and in the event of a sale or other disposition of all of the equity interests of a Subsidiary of the Parent that is a Loan Party permitted under this Agreement and the other Loan Documents, to evidence the release of such Subsidiary’s obligations under the Loan Documents (and Lenders hereby agree Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, and (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.

(c)          Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13.              Restrictions on Actions by Lenders; Sharing of Payments.

(a)          Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent after the occurrence and during the continuance of an Event of Default, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent after the occurrence and during the continuance of an Event of Default, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)         If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14.              Agency for Perfection.

Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15.              Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Agent.  Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16.              Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement, the other Loan Documents and the Intercreditor Agreement.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement, the other Loan Documents and the Intercreditor Agreement relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17.              Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a)          is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)         expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the books and records of Borrowers and their Subsidiaries, as well as on representations of Borrowers’ personnel,

(d)         agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans and any information relating to any agreement which any Borrower or any of its Subsidiaries is a party (other than the Loan Documents) in a confidential manner in accordance with Section 16.8, and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, or any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding a Loan Account, Agent shall send a copy of such statement to each Lender.

15.18.              Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.                               GENERAL PROVISIONS.

16.1.                     Intentionally Omitted.

16.2.                     Effectiveness.

This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

16.3.                     Section Headings.

Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.4.                     Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.5.                     Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.6.                     Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

16.7.                     Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8.                     Confidentiality.

Agent and Lenders each individually (and not jointly or jointly and severally) agree that (i) material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans and (ii) any information relating to any agreement which any Borrower or any of its Subsidiaries is a party (other than the Loan Documents) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries, Affiliates and Related Funds of any member of the Lender Group, provided that any such Subsidiary,  Affiliate or Related Fund shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations.

16.9.                     Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.10.              Parent as Administrative Agent for Borrowers.

Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SITEL CORPORATION a Minnesota corporation

By:	/s/
Title:

NATIONAL ACTION FINANCIAL SERVICES, INC. a Georgia corporation

By:	/s/
Title:

SITEL HOME MORTGAGE CORP., a Nebraska corporation

By:	/s/
Title:

FINANCIAL INSURANCE SERVICES, INC., a Nebraska corporation

By:	/s/
Title:

SITEL INTERNATIONAL LLC, a Delaware limited liability company

By:	/s/
Title:

Credit Agreement Signature Page

ABLECO FINANCE LLC, a Delaware limited liabilily company, as Agent and as a Lender

By:	/s/
Title:

By:	/s/
Title:

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SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Administrative Borrower” has the meaning specified therefor in Section 16.10.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its respective Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by the Loan Parties to Agent for the benefit of the Lender Group under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Annual Acquisition Limit” means, initially $5,000,000 and, if at any time after the second anniversary of the date hereof, as of the then most recent month end for which financial statements have been delivered to the Agent pursuant to Section 5.3, the Leverage Ratio is less than 2.0:1.0 (“Limit Increase Event”), $8,000,000; provided, that if, after a Limit Increase Event has occurred, as of the then most recent month end for which financial statements have been delivered to the Agent pursuant to Section 5.3, the Leverage

Ratio is equal to or greater than 2.0:1.0, the Annual Acquisition Limit shall reduce to $5,000,000 until the occurrence of a subsequent Limit Increase Event.

“Applicable Law” means, in the context that refers to one or more Persons, those Laws that apply to that Person or Persons or its or their business, undertaking, property or securities.

“Applicable Prepayment Premium” has the meaning specified therefor in the Fee Letter.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 or such other form acceptable to Agent.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Bankruptcy Code” means title 11 of the United States Code or any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

“Base LIBOR Rate” means the rate per annum (i) reported by Bloomberg as established by the British Bankers Association on the date following such rate being established (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, or (ii) if the Bloomberg rate is unavailable, as determined by Agent using a commercially available source in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the rate of interest publicly announced by the Base Rate Bank in New York, New York from time to time as its reference rate, base rate or prime rate.  The reference rate, base rate or prime rate is determined from time to time by the Base Rate Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Base Rate Bank to any particular class or category of customers.  Each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.

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“Base Rate Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank designated by the Agent to the Administrative Borrower from time to time.

“Base Rate Loan” means each portion of the Term Loan B that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 3.50%.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of the Term Loan B made on the same day by the Lenders (or Agent on behalf thereof) to Administrative Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the states of New York or California, provided that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“BVI Pledge Agreement” means the Pledge Agreement of even date herewith by SITEL International LLC and Agent with respect to the Stock of SITEL (BVI) International, Inc.

“Canadian Pledge Agreement” means the Pledge Agreement of even date herewith by SITEL International LLC and Agent with respect to the Stock of SITEL Teleservices Canada Inc.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of (a) all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed but excluding expenditures in respect of reinvestments of casualty proceeds and proceeds of asset dispositions and Extraordinary Receipts permitted pursuant to Section 2.4(d) (in all cases other than with respect to the definition of “Permitted Investments”, excluding any such Capital Expenditures that have been funded by customers of Parent and its Subsidiaries to the extent Parent and its Subsidiaries have received cash in

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respect thereof from such customers), and (b) to the extent not covered by clause (a) of this definition, any Investments made in reliance on clause (r) of the definition of “Permitted Investments”.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof or the District of Columbia so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above and (g) in the case of any WFF Foreign Loan Party or any Significant Subsidiary, other investments made in investments of a type analogous to the foregoing in accordance with normal investment practices for cash management.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among Administrative Borrower or one of its Subsidiaries, Agent, Senior Administrative Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

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“Cash Management Reinstatement Event” means January 1 or July 1 of any fiscal year after the occurrence of a Cash Management Triggering Event if on such date no Event of Default exists and the Borrowers have maintained daily average Dollar Equivalent of WFF Excess Availability for the immediately preceding 60 consecutive day period of at least $15,000,000.

“Cash Management Triggering Event” means the occurrence of an Event of Default or the failure of the Borrowers to maintain daily average Dollar Equivalent of WFF Excess Availability for a 30 consecutive day period of at least $15,000,000.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent, or (b) individuals who, at the beginning of any period of 24 consecutive months, constitute the Parent’s board of directors (together with any new director whose election by the Parent’s board of directors or whose nomination for election by the Parent’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Parent’s board of directors then in office or (c) any “person” or “group” (within the meaning of the Exchange Act) other than the Permitted Holders shall own or control directly or indirectly that percentage of the outstanding Stock of Parent necessary to elect a majority of the board of directors (or similar governing body) of Parent or (d) Parent or any Loan Party fails to own and control directly or indirectly, 100% of the outstanding Stock of each of their respective Subsidiaries that are Loan Parties, WFF Foreign Loan Parties or Significant Subsidiaries (other than SITEL Insurance Services Canada Inc.) extant as of the Closing Date other than nominee shares and director’s qualifying shares required by law, except in connection with a transaction expressly permitted under Section 6.3, or, with respect to any Subsidiary that is not a Loan Party, Section 6.4 or (e) the Parent, any Loan Party or any WFF Foreign Loan Party fails to own directly or indirectly, at least 49% of the outstanding Stock of SITEL Insurance Services Canada Inc. and either have the option to purchase the remaining Stock of SITEL Insurance Services Canada Inc. for nominal consideration or own directly or indirectly the remaining Stock of SITEL Insurance Services Canada Inc., except in connection with a transaction expressly permitted under Section 6.3.

“Closing Date” means the earlier of (x) the date of the making of the Term Loan B hereunder or (y) the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Closing Date Projections” means the Projections for fiscal year 2005 delivered on or prior to the Closing Date.

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“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Loan Parties in or upon which a Lien is granted by such Loan Party under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Administrative Borrower’s or its Subsidiaries’ books and records, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer, controller, treasurer or vice president of finance of Parent to Agent.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, Senior Administrative Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Currency Exchange Rate” means, with respect to a currency, the rate quoted by the Reference Bank as the spot rate for the purchase by the Reference Bank of such currency with another currency at approximately 10:30 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

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“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to the portions of the Term Loan B that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1, or such other account as the Administrative Borrower may specify by notice to Agent.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 or such other bank as Administrative Borrower may specify by notice to Agent.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by Agent at such time on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiaries” means each Subsidiary of Administrative Borrower created or organized under the laws of the United States or any state thereof or the District of Columbia, and “Domestic Subsidiary” means any one of them.

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net income (or loss), minus to the extent not included in determining net income (or loss) for such period, cash expenditures during such period in respect of the acceleration of lease expense for facilities that have been, or are intended to be, closed, minus, to the extent included in the calculation of net income (or loss), extraordinary gains and interest income, and plus, to the extent deducted in determining net income (or loss), non-cash losses on sales of assets outside of the ordinary course of business, write-downs or non-cash losses on dispositions of fixed assets and intangible assets (including goodwill write-downs as required under FAS pronouncement 142), non-cash charges in respect of the acceleration of lease expense for facilities that have been, or are intended to be, closed, interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, income tax expense, depreciation and amortization expense, amortization of intangibles (including, without limitation, goodwill) and organization costs, cash restructuring and severance charges incurred and paid during the fiscal year ending December 31, 2005 in an aggregate amount not to exceed $5,500,000 and reflected on the financial Projections for fiscal year 2005, delivered to Agent and in form and substance satisfactory to Agent, cash restructuring charges expensed during the fiscal year ending December 31, 2004 in an aggregate amount not to exceed $8,000,000, and any other non-cash charges (including, without limitation, the

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amount of any non-cash deduction to consolidated net income (or loss) as a result of any grant to members of management of any capital stock of Parent), in each case, for such period as determined in accordance with GAAP.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, third party investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses onto any property of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under Section 414(b) of the IRC, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary under Section 414(c) of the IRC, (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any

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organization subject to ERISA that is a member of an affiliated service group of which a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary is a member under Section 414(m) of the IRC, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary and whose employees are aggregated with the employees of a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary under Section 414(o) of the IRC.

“Event of Default” has the meaning specified therefor in Section 7.

“Excess Cash Flow” means, for any period, the remainder of (without duplication) (a) EBITDA for such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of WFF Term Loan A and other Indebtedness for borrowed money of Parent and its Subsidiaries (to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement) made in cash during such period, plus (ii) voluntary prepayments of Indebtedness, but only to the extent such Indebtedness cannot be reborrowed, plus (iii) cash payments (not financed with the proceeds of Indebtedness (other than WFF Advances)) made in such period with respect to Capital Expenditures to the extent permitted to be made under this Agreement, plus (iv) all federal, state, local and foreign income taxes paid in cash by Parent and its Subsidiaries, during such period, plus (v) all Interest Expense paid in cash by Parent and its Subsidiaries during such period to the extent permitted to be paid under this Agreement, plus (vi) mandatory prepayments of the WFF Term Loan A pursuant to Section 2.4(c)(v) and mandatory prepayments of the Term Loan B, plus (vii) any non-cash items (including losses, charges, expenses, write-downs or write-offs or in respect of amortization or depreciation) included in the calculation of EBITDA, plus (viii) to the extent not otherwise deducted in calculating Excess Cash Flow, cash restructuring and severance charges incurred and paid during the fiscal year ending December 31, 2005 in an aggregate amount not to exceed $5,500,000, plus (ix) all other cash payments made during such period on account of fees, costs and expenses that were capitalized or otherwise were not deducted in calculating Excess Cash Flow for such period, plus (x) cash consideration paid during such period to make acquisitions of all or substantially all of the assets and/or business of a Person or all of the Stock of a Person that are permitted to be made under this Agreement.

“Excluded Deposit Accounts” means (i) Deposit Account no.1-508-9055-9589 maintained with US Bank National Association to the extent such account is pledged to US Bank National Association to secure letters of credit issued for the account of a Borrower and the aggregate Dollar Equivalent amount in such Deposit Account does not exceed $900,000 and (ii) Deposit Accounts of any Borrower solely to the extent all funds in such Deposit Accounts consist of amounts held in trust by such Borrower for or in escrow for or on behalf of customers of such Borrower.

“Existing Lender” means Fleet Capital Corporation.

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“Extraordinary Receipts” means any cash Collections received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii) or Section 2.4(c)(iv) hereof), including the following (solely to the extent any of the following is not in the ordinary course of business): (a) foreign, United States, state or local tax refunds (excluding value added tax payments received from a Governmental Authority that will be netted against future value added tax payments to such Governmental Authority), (b) pension plan reversions, (c) proceeds of insurance (including proceeds of key man life insurance policies) other than such proceeds to the extent that the amounts so received are applied by a Loan Party for the purpose of satisfying the condition giving rise to the insurance claim, (d) proceeds of judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments, and (g) any purchase price adjustment received in connection with any purchase agreement); provided, that, individual, unrelated Collections in a Dollar Equivalent amount of less than or equal to $5,000 shall be deemed not to constitute Extraordinary Receipts for purposes of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Fiscal Month” means a calendar month.

“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance satisfactory to Agent.

“Fixed Charges” means with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense (net of interest income) paid in cash during such period, (b) scheduled principal payments required to be paid during such period in respect of Indebtedness, and (c) all federal, state, and local income taxes paid during such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Foreign Pledge Agreements” means (i) the UK Pledge Agreement, (ii) the Canadian Pledge Agreement, (iii) the BVI Pledge Agreement, (iv) the Philippines Pledge Agreement, (v) the Singapore Pledge Agreement and (vi) the Spanish Pledge Agreement.

“Foreign Subsidiaries” means each Subsidiary of Administrative Borrower not created or organized under the laws of the United States or any state thereof or the District of Columbia, and “Foreign Subsidiary” means any one of them.

“Fraudulent Conveyance” has the meaning specified therefor in Section 2.15(i).

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“Funding Date” means the date on which a Borrowing occurs.

“Funding Date Covenants” has the meaning specified therefor in Section 6.18.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, unanimous shareholder agreement or unanimous shareholder declaration, if any, or other organizational documents of such Person, and all amendments thereto.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means each Subsidiary of each Borrower (other than SITEL Mexico Holdings LLC, a Nebraska limited liability company, SITMEX-USA, LLC, a Delaware limited liability company, Borrowers and Immaterial Subsidiaries) created or organized under the laws of the United States or any state thereof or the District of Columbia that becomes a Guarantor hereunder after the date hereof, and “Guarantor” means any one of them.

“Guaranty” means a general continuing guaranty executed and delivered by each Guarantor in favor of Agent for the benefit of the Lender Group, in form and substance satisfactory to the Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any

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combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Immaterial Subsidiary” means a Person that is (i) a Subsidiary of Parent, and (ii)  listed on Schedule I-1 attached hereto or otherwise designated in a written notice by Administrative Borrower as an “Immaterial Subsidiary” for the purposes of the Agreement; provided, that any such Subsidiary shall not continue to constitute an “Immaterial Subsidiary” for more than thirty (30) days after such Subsidiary was formed or acquired unless approved as an Immaterial Subsidiary by Agent in its Permitted Discretion.

“Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business, payable in accordance with customary trade practices and not outstanding for more than 90 days after the date such payable was created), (f) all obligations of such Person owing under Hedge Agreements, and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.  For purposes of this definition (x) the amount of the obligations of a Person under a Hedge Agreement at any date shall be equal to the amount payable by such Person to the relevant counterparties on such date (net of any amounts payable to such Person by such counterparties) and (y) the amount of any guarantee obligation of a Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  For purposes of Section 6.1, (i) reimbursement obligations of a Borrower in respect of standby letters of credit shall not constitute Indebtedness to the extent such letters of credit support Indebtedness of another Borrower that is otherwise permitted under Section 6.1, (ii) reimbursement obligations of a Guarantor in respect of standby letters of credit shall not constitute Indebtedness to the extent such letters of credit support Indebtedness of another Loan Party that is otherwise permitted under Section 6.1, (iii) reimbursement obligations of a WFF Foreign Borrower in respect of standby letters of credit shall not constitute Indebtedness to the extent such letters of credit support Indebtedness of a Loan Party or another WFF Foreign Borrower that is otherwise permitted under Section 6.1, (iv) reimbursement obligations of a WFF Foreign Guarantor in respect of standby letters of

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credit shall not constitute Indebtedness to the extent such letters of credit support Indebtedness of another Loan Party or WFF Foreign Loan Party that is otherwise permitted under Section 6.1 and (v) reimbursement obligations of a Significant Subsidiary in respect of standby letters of credit shall not constitute Indebtedness to the extent such letters of credit support Indebtedness of Parent or any other Subsidiary of Parent that is otherwise permitted under Section 6.1.  For purposes of Section 6.17, reimbursement obligations in respect of standby letters of credit shall not constitute Indebtedness to the extent such letters of credit support Indebtedness of Parent or any Subsidiary of Parent.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Indenture” means the Indenture dated as of March 10, 1998 among the Parent, the subsidiary guarantors named therein and Manufacturers & Traders Trust Company, successor to Allfirst Bank, formerly The First National Bank of Maryland, as Trustee, in respect of the Parent’s Series A and Series B 9 1/4% Senior Subordinated Notes due 2006, as amended, supplemented or otherwise modified.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Loan Parties and Agent, the form and substance of which is satisfactory to Agent.

“Intercreditor Agreement” means the Lien Intercreditor Agreement of even date herewith among Senior Collateral Agent, and Agent, and acknowledged by the Borrowers, as amended, supplemented, restated or otherwise modified from time to time.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3, or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to,

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but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Law (or Laws)” means, in respect of the United States, all published laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and conditions or any grant of approval, permission, authority or license of any court, Governmental Authority, statutory body or self-regulatory authority.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by any one or more members of the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions contemplated by the Loan Documents with Borrowers or their

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Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles to the extent Liens on motor vehicles are required to be perfected under the Loan Documents), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations) to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement and, in the event any real estate is pledged as Collateral, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by any one or more members of the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any Subsidiary of a Borrower, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Leverage Ratio” means, as of any date, the ratio of (a) the sum of the WFF Revolver Usage (other than WFF Letter of Credit Usage cash collateralized in an amount up to 105% of such WFF Letter of Credit Usage), the outstanding principal balance of the WFF Term Loan A and the Term Loan B and the aggregate principal amount of all other Indebtedness (other than cash collateralized letters of credit) of Parent and its Subsidiaries outstanding as of such date in the amount that would be reflected as debt on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP to (b) EBITDA for the 12 month period ended as of such date.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

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“LIBOR Notice” means a written notice substantially in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) equal to (a) the Base LIBOR Rate for such Interest Period, divided by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of the Term Loan B that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 6.50%.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, civil law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Cash Management Agreements, the Control Agreements, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Mortgages, if any, the Security Agreement, the Officers’ Certificate, any note or notes executed by a Borrower or any Guarantor in connection with the Agreement and payable to a member of the Lender Group, the Foreign Pledge Agreements and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with the Agreement.

“Loan Parties” means the Borrowers and Guarantors, and “Loan Party” means any one of them.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers and their Subsidiaries, taken as a whole, (b) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Loan

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Parties, taken as a whole, (c) a material impairment of a Borrower’s or any of its Subsidiaries’ ability to perform its material obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon a material portion of the Collateral, or (d) a material impairment of the enforceability or priority of the Agent’s Liens with respect to a material portion of the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Non-Loan Party Percentage” means (i) if the Leverage Ratio for the four (4) fiscal quarters ending on the last day of the then most recently ended fiscal quarter for which financial statements have been delivered is greater than 2.00:1.00, 10% and (ii) if the Leverage Ratio for the four (4) fiscal quarters ending on the last day of the then most recently ended fiscal quarter for which financial statements have been delivered is equal to or less than 2.00:1.00, 12.5%.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower in favor of Agent for the benefit of the Lender Group, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means, (i) with respect to any sale or disposition by any Person of property or assets, the amount of cash Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person, but only as and when received, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (1) Indebtedness owing under this Agreement or the other Loan Documents and (2) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (B) reasonable fees and expenses related thereto incurred by such Person in connection therewith, and (C) taxes paid or payable to any taxing authorities by such Person in connection therewith and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person, or the sale or issuance by any Person of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred compensation) by or on behalf of such Person, but only as and when received, in connection therewith, after deducting therefrom only (A) reasonable fees and expenses related thereto incurred by such Person in connection therewith, (B)  taxes paid or payable by such Person in connection therewith and (C) income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (1) actually paid or are payable to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (2) properly attributable to such transaction or to the asset that is the subject thereof.

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“Non-Loan Party Subsidiaries” means the Subsidiaries of Parent identified on Schedule N-1 and Subsidiaries of the Parent formed or acquired after the Closing Date, designated in a written notice by Administrative Borrower as a “Non-Loan Party Subsidiary” for purposes of this Agreement, in each case that (i) have not been designated as Loan Parties, WFF Foreign Loan Parties or Significant Subsidiaries by Administrative Borrower in accordance with Section 6.16 or otherwise and (ii) are not created or organized under the laws of the United States, Ireland, United Kingdom, Germany or Canada or any state or province thereof or the District of Columbia, and “Non-Loan Party Subsidiary” means any one of them; provided, that, any such Subsidiary shall not continue to constitute a “Non-Loan Party Subsidiary” for more than thirty (30) days after such Subsidiary was formed or acquired unless approved by the Agent in its Permitted Discretion.

“Obligations” means all loans (including the Term Loan B), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by the Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Parent, together with the Borrowers’ and Guarantors’ completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Permitted Acquisition” means an acquisition of the assets and/or business of a Person by a Borrower or a WFF Foreign Borrower or the acquisition of all of the Stock of a Person (such Person, the “Target”) by a Borrower or a WFF Foreign Borrower in which (a) (i) the business and assets acquired by a Borrower are located in the United States, the

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business and assets acquired by a WFF Foreign Borrower are located in Canada, UK, Germany or Ireland and or the business and assets of the Target are located in the United States, Canada, UK, Germany or Ireland and (ii) such business is, and such assets are for use in, the same business engaged in by Borrowers or the WFF Foreign Borrowers as of the Closing Date or a business reasonably related, complementary or incidental thereto or a reasonable extension thereof, (b) immediately before and after giving effect to such asset acquisition or Stock acquisition and the making of any WFF Advances in connection therewith, no Default or Event of Default exists (and, with respect to the financial covenants included in Section 6.17, Agent has been provided with calculations showing compliance with such financial covenants on a pro forma basis as of the most recent month end for which financial statements have been delivered, after giving effect to such asset or Stock acquisition), (c) the Dollar Equivalent of the aggregate consideration to be paid by the Borrowers or WFF Foreign Borrowers (including any liabilities assumed by Borrowers or WFF Foreign Borrowers and the liabilities retained by the Target) in connection with such asset or Stock acquisition, together with the consideration paid in connection with all other asset or Stock acquisitions completed by Borrowers or WFF Foreign Borrowers during the consecutive 12-month period ending on the date of such asset or Stock acquisition, does not exceed the Annual Acquisition Limit, (d) the Dollar Equivalent of the aggregate consideration to be paid by Borrowers or WFF Foreign Borrowers (including any liabilities assumed by Borrowers or WFF Foreign Borrowers and any liabilities retained by the Target) in connection with such asset or Stock acquisition, together with the consideration paid in connection with all of the asset or Stock acquisitions completed by Borrowers or WFF Foreign Borrowers during the period commencing on the Closing Date and ending on the date of such asset or Stock acquisition, does not exceed $20,000,000, (e) the acquisition is consensual and has been approved by the respective board of directors of the parties to such acquisition (including in the case of a Stock acquisition, the board of directors of the Target), (f) at the time of and immediately after giving effect to such asset or Stock acquisition and the making of any WFF Advances in connection therewith, the Dollar Equivalent of WFF Excess Availability is not less than $25,000,000, (g) at least 30 days prior to such acquisition, Agent shall have received a description of such acquisition and such due diligence as is customarily required by Agent, and projections for the succeeding three-year period, which projections shall be in form and substance satisfactory to Agent and shall take into account the proposed Permitted Acquisition, (h) at least 5 days prior to the consummation of such asset or Stock acquisition, Agent has received complete executed or conformed copies of the material documentation to be executed in connection with such acquisition, (i) consents have been obtained in favor of Agent and Lenders to the collateral assignment of rights and indemnities under the material acquisition documents, and (j) to the extent required pursuant to the provisions of Section 5.15, Agent shall have received a perfected, first-priority Lien in the assets so acquired (except for Permitted Liens) and in the case of a Stock acquisition, Agent shall have received a perfected, first-priority Lien (except for Permitted Liens) in all of the assets of the Target and the Target shall have, at Agent’s election, either executed and delivered a joinder to this Agreement or a Guaranty of all of the Obligations.

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“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment or fixtures that is surplus, substantially worn, damaged, uneconomic or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) dispositions of assets of a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary in the aggregate Dollar Equivalent amount not to exceed $1,000,000 in any fiscal year of Borrowers so long as the consideration received therefor is at least fair market value (as determined in the good faith judgment of the applicable Loan Party, WFF Foreign Loan Party or Significant Subsidiary), (f) any leases or subleases to other Persons that are not Affiliates of any Borrower not materially interfering with the conduct of the business of the Borrowers taken as a whole, (g) transactions between and among Borrowers and transactions between and among Guarantors, (h) any sale and leaseback transaction which (i) involves the financing of a tangible fixed asset not owned by any Borrower, any WFF Foreign Borrower or Significant Subsidiary as of the Closing Date, (ii) is consummated on customary, market terms that have been negotiated on an arm’s-length basis with a Person other than an Affiliate of any Borrower, (iii) to the extent the applicable lease constitutes Indebtedness, constitutes Permitted Purchase Money Indebtedness, (iv) involves Capital Expenditures that are permitted to be made under Section 6.17(b) and (v) is consummated at a time when no Default or Event of Default exists or would be caused by the consummation of such transaction, (i) transactions between and among WFF Foreign Borrowers, transactions between and among WFF Foreign Guarantors and dispositions by any WFF Foreign Loan Party to any Borrower, (j) transactions between and among Significant Subsidiaries and dispositions by Significant Subsidiaries to any Borrower or WFF Foreign Borrower or any Subsidiary of any Borrower or WFF Foreign Borrower, (k) the transactions described in, and subject to the terms of, the Pre-approved Restructurings Letter, (l) any disposition or series of related dispositions in respect of Equipment where the Dollar Equivalent of the Net Cash Proceeds received are less than or equal to $5,000 so long as the consideration received therefor is at least fair market value (as determined in the good faith judgment of the applicable Loan Party, WFF Foreign Loan Party or Significant Subsidiary), (m) any other dispositions in the aggregate Dollar Equivalent amount not to exceed $500,000 so long as the consideration received therefor is at least fair market value (as determined in the good faith judgment of the applicable Loan Party, WFF Foreign Loan Party or Significant Subsidiary) and at least 75% of the total consideration received is in cash, (n) dispositions of fixed assets of a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary to other Subsidiaries of Parent so long as the Dollar Equivalent amount of the aggregate fair market value of all fixed assets disposed of in reliance on this clause (n) does not exceed $2,000,000 and (o) the sale of all or a substantial portion of the assets of Financial Insurance Services, Inc. or the sale of all of the issued and outstanding capital stock of

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Financial Insurance Services, Inc. (including by merger) so long as no Default or Event of Default exists or would be caused by the consummation of such transaction.

“Permitted Holder” means State of Wisconsin Investment Board, James Lynch, Ida Eggens Kruithof, Private Equity Investors IV, L.P., Rohit Desai, JANA Partners and Heartland Advisors, Inc.

“Permitted Investments” means:

(a)          Investments in cash and Cash Equivalents, including Excluded Deposit Accounts,

(b)         Investments in negotiable instruments for collection,

(c)          advances made in connection with purchases of goods or services in the ordinary course of business,

(d)         (i) advances made to employees and officers in the ordinary course of business for salary, relocation and other similar expenses the Dollar Equivalent amount of which do not exceed $750,000 in the aggregate at any one time outstanding and (ii) Investments in respect of the cash value of split premium insurance policies in effect on the Closing Date (and renewals thereof), so long as the Dollar Equivalent amount of premiums payable in respect of such policies does not exceed $80,000 in any fiscal year,

(e)          Investments received in settlement of amounts due to a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary effected in the ordinary course of business or owing to a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any WFF Foreign Borrower or any Subsidiary of a Borrower or any WFF Foreign Borrower,

(f)            Investments by a Loan Party, a WFF Foreign Loan Party or a Significant Subsidiary, to the extent existing on the Closing Date and listed on Schedule 6.12; provided, that no Loan Party shall write-off, forgive, otherwise reduce or accept payment with respect to the unpaid principal amount of any intercompany loan owed by a Foreign Subsidiary without the prior written consent of the Agent except Permitted Repayments,

(g)         Investments in respect of intercompany loans made by Foreign Subsidiaries (other than SITEL Iberica Teleservices, S.A.) to other Foreign Subsidiaries; provided, that (x) the aggregate Dollar Equivalent principal amount of such intercompany loans made in reliance on this clause (g) (other than (i) intercompany loans made with proceeds of Investments made by SITEL Iberica Teleservices, S.A. pursuant to clause (l) of this definition and (ii) intercompany loans made by a Foreign Subsidiary with the proceeds of intercompany loans made by another Foreign Subsidiary pursuant to this clause (g) to the extent the applicable cash proceeds of such intercompany loans are sent directly by the Foreign Subsidiary funding the initial intercompany loan to the Foreign Subsidiary that is the

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ultimate recipient of such series of intercompany loans) does not exceed $2,500,000 at any one time outstanding and (y) such intercompany loans are unsecured,

(h)         Investments in respect of intercompany loans made by Loan Parties to Foreign Subsidiaries; provided, that (i) (A) to the extent the proceeds of such intercompany loans are used to finance Capital Expenditures incurred in connection with the repair, restoration or acquisition of revenue generating assets, the aggregate Dollar Equivalent principal amount of such intercompany loans (x) made to Foreign Subsidiaries organized under the laws of any single jurisdiction made in reliance on this clause (h) shall not exceed $7,500,000 in any fiscal year (net of repayments of intercompany loans made in such fiscal year by Foreign Subsidiaries organized under the laws of such jurisdiction to Loan Parties) or (y) made to all Foreign Subsidiaries in reliance on this clause (h) shall not exceed $50,000,000 during the term of this Agreement, (B) to the extent the proceeds of such intercompany loans are used to finance start up or expansion costs of a Foreign Subsidiary other than as described in clause (i)(A) above, the aggregate Dollar Equivalent principal amount of such intercompany loans made to Foreign Subsidiaries in reliance on this clause (h) shall not exceed $2,500,000 in any fiscal year, and (C) to the extent the proceeds of such intercompany loans are used for purposes other than as described in clauses (i)(A) or (i)(B) above, the aggregate Dollar Equivalent principal amount of such intercompany loans made to the Foreign Subsidiaries in reliance on this clause (h) shall not exceed $7,500,000 at any one time outstanding, (ii) the aggregate principal amount of such intercompany loans made in reliance on clause (h)(i)(A) in any fiscal year shall not exceed 75% of the Capital Expenditure limit set forth in Section 6.17(b) with respect to such fiscal year, (iii) such intercompany loans are evidenced by promissory notes, in form and substance acceptable to Agent, which promissory notes have been pledged to Senior Collateral Agent, (iv) no Loan Party shall write-off, forgive, otherwise reduce or accept payment with respect to the unpaid principal amount of any such intercompany loan without the prior written consent of the Agent except Permitted Repayments, (v) to the extent the aggregate Dollar Equivalent principal amount of such intercompany loans made to Foreign Subsidiaries organized under the laws of any single jurisdiction made in reliance on this clause (h) exceeds $1,000,000 at any one time outstanding, Administrative Borrower shall notify Agent of the existence of such intercompany loans and within forty-five (45) days of the request of Agent (or such later period reasonably acceptable to Agent), such intercompany loans shall be secured by the assets of such Foreign Subsidiary pursuant to documentation in form and substance reasonably satisfactory to Agent except to the extent it is not possible under Applicable Law through the use of efforts and expenditures that are not unduly onerous to the Borrowers in relation to the benefits afforded to the Agent and the Lenders thereby, as reasonably determined by the Agent, to obtain valid and enforceable Liens on the assets of such Foreign Subsidiary, and (vi) the aggregate Dollar Equivalent principal amount of such intercompany loans made in any fiscal year to Foreign Subsidiaries organized under the laws of (A) jurisdictions in which it is not possible to obtain valid and enforceable Liens on such assets of a Foreign Subsidiary under Applicable Law through the use of efforts and expenditures that are not unduly onerous to the Borrowers in relation to the benefits afforded to the Agent and the Lenders thereby, as reasonably determined by the Agent, and (B) jurisdictions in

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which intercompany loans made to Foreign Subsidiaries organized under the laws of any such jurisdiction made in reliance on this clause (h) exceeds $1,000,000 at any one time outstanding and Agent does not request that such intercompany loans be secured by the assets of such Foreign Subsidiaries in reliance on this clause (h) shall not exceed $10,000,000,

(i)             Investments consisting of other intercompany loans and advances made in compliance with Section 6.1 (other than clause (j) thereof) of the Agreement,

(j)             Investments by any Borrower in another Borrower and Investments by any Guarantor in another Loan Party,

(k)          Permitted Acquisitions,

(l)             Investments by SITEL Iberica Teleservices, S.A. in Foreign Subsidiaries,

(m)       Investments in Hedge Agreements permitted by Section 6.1,

(n)         Investments by Loan Parties, WFF Foreign Loan Parties and Significant Subsidiaries in Subsidiaries of Parent arising in connection with the issuance of equity in satisfaction of intercompany loans owed to such Loan Parties, WFF Foreign Loan Parties or Significant Subsidiaries so long as (i) the aggregate Dollar Equivalent of such intercompany loans that are so satisfied plus the Dollar Equivalent of intercompany loans converted to equity pursuant to a Permitted Repayment does not exceed $5,000,000 in any fiscal year or $10,000,000 during the term of this Agreement and (ii) at the time of such issuance no Default or Event of Default exists or would be caused by such issuance,

(o)         non-cash consideration received by any Loan Party, WFF Foreign Loan Party or Significant Subsidiary pursuant to a Permitted Disposition,

(p)         guarantees of Indebtedness permitted under Section 6.1 and guarantees of ordinary course obligations of Subsidiaries of Parent not constituting Indebtedness,

(q)         transactions permitted by Section 6.3 and Section 6.10,

(r)            Investments in joint ventures (and solely for purposes thereof, in any intermediate holding company) to the extent the proceeds of such Investments are used to finance Capital Expenditures incurred in connection with the repair, restoration or acquisition of revenue generating assets and associated working capital in an aggregate Dollar Equivalent amount not to exceed the lesser of (x) $15,000,000 in any fiscal year; provided that, in no event shall the aggregate Dollar Equivalent amount of Investments made in reliance on this clause (r) that are used to finance working capital exceed $2,000,000 in any fiscal year, and (y) the remaining amount of Capital Expenditures permitted to be made under Section 6.17(b) in such fiscal year,

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(s)          Investments in Foreign Subsidiaries solely to the extent such Investments (i) are necessary for such Foreign Subsidiary to be in compliance with minimum capitalization requirements under Applicable Law or are necessary for such Foreign Subsidiary to be in compliance with minimum capitalization requirements established by the applicable tax authorities as a condition to such Foreign Subsidiary deducting interest expense on intercompany loans, or (ii) are necessary to permit such Foreign Subsidiary to make Investments in another Foreign Subsidiary for such other Foreign Subsidiary to be in compliance with minimum capitalization requirements under Applicable Law or are necessary for such other Foreign Subsidiary to be in compliance with minimum capitalization requirements established by the applicable tax authorities as a condition to such other Foreign Subsidiary deducting interest expense on intercompany loans; provided, that the aggregate Dollar Equivalent amount of such Investments made in reliance on this clause (s) do not exceed $5,000,000 during the term of this Agreement (it being understood, that for purposes of determining the aggregate amount of Investments made in reliance on this clause (s), an Investment made to a Foreign Subsidiary in reliance on clause (ii) of this clause (s) that is used to make an Investment in reliance on clause (i) of this clause (s) shall be treated as a single Investment); and

(t)            other Investments which do not exceed $2,500,000 in the aggregate Dollar Equivalent amount during any fiscal year of Parent.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased, acquired, constructed or improved and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Loan Parties’, WFF Foreign Loan Parties’ or Significant Subsidiaries’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in the ordinary course of business in connection with bids, tenders, sales contracts, leases and other contractual obligations, statutory obligations, regulatory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any real property, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, and zoning and other land use restrictions, leases and other title exceptions that do not materially interfere with or impair the use or

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operation thereof, (l) customary netting and setoff rights, banker’s liens and the like in favor of financial institutions, (m) Liens held by Senior Collateral Agent securing the WFF Obligations, (n) Liens incurred in connection with a sale and leaseback transaction that is permitted under Section 6.4, so long as any such Lien covers only the assets that are the subject of such sale and leaseback transaction, (o) any license, lease or sublease to a third party not interfering in any material respect with the business of the Borrowers, taken as a whole, (p) Liens on fixed assets securing acquired Indebtedness permitted by Section 6.1 in connection with an acquisition permitted by Section 6.12 or pursuant to an investment permitted hereby so long as such Lien covers only the assets purchased or acquired and the proceeds thereof and secures only such acquired Indebtedness, (q) other Liens on fixed assets, cash and Cash Equivalents securing obligations in an aggregate amount not exceeding $2,000,000, (r) Liens on cash and Cash Equivalents securing obligations owing under Hedge Agreements permitted by this Agreement, (s) Liens on the assets of the Significant Subsidiaries securing Indebtedness permitted under Sections 6.1(l), (t) Liens on the assets of Foreign Subsidiaries securing intercompany loans due to any Loan Party that have been pledged to Agent, and (u) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes, assessments, charges or levies (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness (i) at any time on or prior to December 31, 2005, in an aggregate Dollar Equivalent principal amount outstanding at any one time not in excess of $15,000,000, (ii) at any time after December 31, 2005 and on or prior to December 31, 2006, in an aggregate Dollar Equivalent principal amount outstanding at any one time not in excess of $20,000,000, and (iii) at any time after December 31, 2006, in an aggregate Dollar Equivalent principal amount outstanding at any one time not in excess of $25,000,000.

“Permitted Repayments” means (A) payments on intercompany loans made by Loan Parties to Foreign Subsidiaries to the extent such payments are used to make the mandatory prepayments due under Section 2.4(c)(i), (B) payments on intercompany loans made by Loan Parties to Foreign Subsidiaries to the extent the Dollar Equivalent amount of all payments on such intercompany loans made in reliance on this clause (B) does not exceed $2,500,000 in any fiscal year and (C) the conversion of intercompany loans made by Loan

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Parties to Foreign Subsidiaries to equity in the applicable Foreign Subsidiary to the extent the aggregate Dollar Equivalent amount of such intercompany loans converted to equity does not exceed $5,000,000 in any fiscal year or $10,000,000 during the term of this Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Philippines Pledge Agreement” means the Junior Pledge Agreement of even date herewith by and between SITEL International LLC in favor of the Agent with respect to the Stock of SITEL Customer Care Philippines, Inc.

“PPSA” means the Personal Property Security Act of the applicable Canadian province or provinces in respect of WFF Canadian Borrowers, and in the Province of Quebec, means the applicable provisions of the Civil Code of Quebec.

“Pre-approved Restructurings Letter” means the letter of even date herewith among Administrative Borrower, Lenders, Agent and Senior Administrative Agent pursuant to which Agent, Senior Administrative Agent and Lenders have consented to certain proposed restructurings pursuant to the terms of such letter.

“Projections” means Parent’s consolidated forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination,                                   with respect to a Lender’s obligation to make the Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of all Lenders’ Commitments, and (ii) from and after the making of the Term Loan B, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan B by (z) the principal amount of the Term Loan B.

“Protective Advances” has the meaning specified in Section 2.3(a).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 45 days prior to or after, the acquisition, construction or improvement of any fixed assets for the purpose of financing all or any part of the acquisition, construction or improvement cost thereof or any refinancings thereof.

“Real Property” means the parcels of owned real property identified on Schedule R-1 and any other parcels of owned real property hereafter acquired by any Borrower and the improvements thereto.

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“Real Property Collateral” means any Real Property hereafter acquired by a Borrower which is required pursuant to Section 5.15 to be subject to a Mortgage.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Bank” means Wells Fargo, or such other bank as Agent may from time to time designate.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.17.

“Required Lenders” means at any time, Lenders whose Pro Rata Shares aggregate at least 50.1%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Security Agreement” means the security agreement, substantially in the form of Exhibit U-1 hereto, executed and delivered by each Borrower to Agent and each other security agreement (including, without limitation, pledge agreements), in form and substance satisfactory to Agent, executed and delivered by each Borrower to Agent.

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“Senior Administrative Agent” means WFF (and its successors and assigns).

“Senior Collateral Agent” means WFF (and its successors and assigns).

“Singapore Pledge Agreement” means the Deed of Charge of even date herewith between SITEL International LLC and Agent with respect to the Stock of SITEL Asia Pacific Investments Pte Limited.

“Significant Subsidiary” means SITEL Iberica Teleservices, S.A. and each other Subsidiary of Parent that is not a Loan Party, a WFF Foreign Loan Party, an Immaterial Subsidiary or a Non-Loan Party Subsidiary.  The Significant Subsidiaries on the Closing Date are identified on Schedule S-1.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Spanish Pledge Agreement” means the Pledge on Shares of even date herewith among SITEL International LLC, Senior Collateral Agent and Agent with respect to the Stock of SITEL Iberica Teleservices S.A.

“Stock” means all shares, options, warrants, interests, participations, share capital or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Target” has the meaning given to it in the definition of “Permitted Acquisition.”

“Taxes” has the meaning specified therefor in Section 15.11.

“Term Loan B” has the meaning specified therefor in Section 2.1(a).

“Term Loan B Amount” means $35,000,000.

“UK Pledge Agreement” means the Charge of Shares in SITEL Europe Limited of even date herewith between SITEL International LLC and Agent.

“United States” means the United States of America.

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“Voidable Transfer” has the meaning specified therefor in Section 16.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Week” means a period of five consecutive Business Days.

“WF Canada” means Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.

“WFF Advances” means “Advances” as such term is defined in the WFF Credit Agreement.

“WFF Canadian Borrowers” means “Canadian Borrowers” as such term is defined in the WFF Credit Agreement.

“WFF Credit Agreement” means that certain Credit Agreement dated as of even date herewith by and among Parent, Borrowers, WFF Foreign Borrowers, WFF, WF Canada and the lenders from time to time party thereto, as such is amended, modified, supplemented, restated, refinanced, renewed or replaced from time to time in accordance with the terms thereof and the terms of this Agreement and the Intercreditor Agreement.

“WFF Excess Availability” means “Excess Availability” as such term is defined in the WFF Credit Agreement.

“WFF Foreign Advances” means “Foreign Advances” as such term is defined in the WFF Credit Agreement.

“WFF Foreign Borrowers” means “Foreign Borrowers” as such term is defined in the WFF Credit Agreement.

“WFF Foreign Borrowing Base Certificate” means “Foreign Borrowing Base Certificate” as such term is defined in the WFF Credit Agreement.

“WFF Foreign Guarantors” means “Foreign Guarantors” as such term is defined in the WFF Credit Agreement.

“WFF Foreign Loan Parties” means “Foreign Loan Parties” as such term is defined in the WFF Credit Agreement.

“WFF Indebtedness” means the Indebtedness incurred by the Loan Parties and WFF Foreign Loan Parties under the WFF Loan Documents in an aggregate amount not to exceed the amount of the Maximum W/C Debt (as such term is defined in the Intercreditor Agreement).

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“WFF Letter of Credit” means “Letter of Credit” as such term is defined in the WFF Credit Agreement.

“WFF Letter of Credit Usage” means “Letter of Credit Usage” as such term is defined in the WFF Credit Agreement.

“WFF Loan Documents” means the “Loan Documents” as such term is defined in the WFF Credit Agreement, as such documents are amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.

“WFF Maximum Revolver Amount” means the “Maximum Revolver Amount” as such term is defined in the WFF Credit Agreement.

“WFF Maximum US Revolver Amount” means the “Maximum US Revolver Amount” as such term is defined in the WFF Credit Agreement.

“WFF Obligations” means the “Obligations” as such term is defined in the WFF Credit Agreement.

“WFF Revolver Usage” means “Revolver Usage” as such term is defined in the WFF Credit Agreement.

“WFF Term Loan A” means the Term Loan A as such term is defined in the WFF Credit Agreement.

“WFF US Advances”  means “US Advances” as such term is defined in the WFF Credit Agreement.

“WFF US Availability” means “US Availability” as such term is defined in the WFF Credit Agreement.

“WFF US Borrowing Base” means “US Borrowing Base” as such term is defined in the WFF Credit Agreement.

“WFF US Borrowing Base Certificate” means “US Borrowing Base Certificate” as such term is defined in the WFF Credit Agreement.

“WFF US Excess Availability” means “US Excess Availability” as such term is defined in the WFF Credit Agreement.

“WFF US Letters of Credit” means “US Letters of Credit” as such term is defined in the WFF Credit Agreement.

“WFF US Letter of Credit Usage” means “US Letter of Credit Usage” as such term is defined in the WFF Credit Agreement.

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